Exhibit 99.1

Following are portions of the Preliminary Offering Memorandum dated April 7, 2005, relating to the proposed private placement of the Notes. Except as otherwise indicated in the information set forth below, or as the context may otherwise require, references to (i) the terms “Company,” “we,” “us,” “Brown Shoe,” and “our” refer to Brown Shoe Company, Inc. and its subsidiaries; (ii) the term “Bennett” refers to Bennett Footwear Holdings, LLC and its subsidiaries; and (iii) the term “Acquisition” refers to our acquisition of the units of Bennett Footwear Holdings, LLC and of the stock of Bennett Investment Corporation; and (iv) “Transactions” refers to the Acquisition, the offering of the senior notes, the application of the proceeds therefrom, additional borrowings under our existing senior secured credit facility and the repatriation of cash in connection with the offering.

BUSINESS
Company Overview
      We were founded in 1878 and are one of the leading footwear retailers and wholesalers in the United States, providing a broad range of branded and private label casual, dress and athletic footwear for women, men and children at a variety of price points through multiple distribution channels. In fiscal 2004, we sold over 97 million pairs of footwear, which represented approximately 7% of the U.S. footwear market by unit volume according to NPD Group. At the end of fiscal 2004, we operated over 1,200 retail stores in the U.S. and Canada, primarily under the Famous Footwear and Naturalizer names. In addition, we design, source and market branded and private label footwear to over 2,000 retailers primarily in the U.S. and Canada, including department stores, national chain retailers, mass merchandisers and specialty footwear retailers. Our retail and wholesale operations accounted for approximately 68% and 32%, respectively, of our fiscal 2004 net sales. By category, our fiscal 2004 net sales were 60% women’s, 28% men’s and 12% children’s. We believe that our proposed acquisition of Bennett, a leading designer and marketer of women’s fashion footwear in the U.S., will complement and further strengthen our portfolio of footwear brands, augment our offerings to our existing customers and expand our customer base.
      We operate our business primarily through the following three segments:
      Famous Footwear. Famous Footwear is America’s largest branded, value-priced family footwear chain, with 919 retail stores in operation at the end of fiscal 2004. Famous Footwear also operates under the names Factory Brand Shoes and Supermarket of Shoes. According to NPD Group, Famous Footwear was the fourth largest footwear retailer in the U.S. in terms of sales in 2004. Famous Footwear stores carry a broad assortment of popular branded, value-priced athletic, casual and dress footwear for the entire family. Brands carried by our stores include Nike, Skechers, New Balance, adidas, K-Swiss, Converse, Aerosoles, Reebok, Vans, LifeStride, Naturalizer, Connie and Mudd. Famous Footwear stores are located in strip shopping centers, outlet malls and regional malls in all 50 states, Puerto Rico and Guam. These stores average approximately 7,000 square feet and generated sales per square foot of $175 in fiscal 2004, reflecting a same store sales increase of 0.8% versus fiscal 2003. Our Famous Footwear segment generated $1.1 billion of net sales in fiscal 2004.
      Specialty Retail. Our Specialty Retail segment operated 359 Naturalizer retail stores in the U.S. and Canada and 16 F.X. LaSalle retail stores in Canada at the end of fiscal 2004. Our Naturalizer retail stores are a showcase for our Naturalizer wholesale brand, which was introduced in 1927, and is one of North America’s leading women’s footwear brands, providing stylish, comfortable and quality footwear in a variety of styles and sizes. In addition, our Naturalizer stores allow us to create a “test and learn” environment whereby we are able to test new Naturalizer styles before offering them to our retailer customers. Our Naturalizer retail stores average approximately 1,500 square feet and are located primarily in regional and outlet malls. Our F.X. LaSalle retail stores offer better-grade men’s and women’s branded and private label footwear. Our Specialty Retail segment generated $191.6 million of net sales in fiscal 2004.
      Wholesale Operations. Our Wholesale Operations segment designs, sources and markets branded and private label women’s, men’s and children’s footwear across a wide range of styles and price points. We have a powerful portfolio of owned and licensed brands, including Naturalizer, Dr. Scholl’s, LifeStride, Bass, Buster Brown, Carlos by Carlos Santana and Connie. We distribute our footwear to over 2,000 retailers in the U.S. and Canada, including department stores, national chain retailers, mass merchandisers and specialty footwear retailers. Our most significant customers include many of the nation’s largest retailers, including Wal-Mart, Payless ShoeSource, Target, The May Department Stores Company, Federated, Dillard’s, Saks, Sears, Nordstrom, Meijer and Famous Footwear, as well as The Bay, Wal-Mart Canada and Payless ShoeSource Canada in Canada. According to NPD Group, we were the second largest supplier of women’s fashion footwear to U.S. department stores in terms of sales for 2004. We believe we are also one of the largest suppliers of footwear to mass merchandisers in the U.S. Our Wholesale Operations segment generated $615.9 million of net sales in fiscal 2004.

Acquisition of Bennett
      On March 14, 2005, we entered into a definitive agreement to acquire Bennett for $205 million in cash, less indebtedness of Bennett repaid by us at closing and subject to a post-closing adjustment based on net equity, plus potential earnout payments of up to $42.5 million. See “The Acquisition.” Founded in 1961, Bennett is a leading designer and marketer of branded and private label women’s fashion footwear in the U.S. Bennett’s owned brands include the Via Spiga and Nickels Soft brands. Bennett also licenses Franco Sarto, Etienne Aigner and certain other brands under exclusive arrangements. Bennett’s footwear offerings are sold across a broad range of distribution channels, including department stores, specialty footwear retailers, national chain retailers and mass merchandisers. Bennett also currently operates eight Via Spiga stores.
Industry Overview
      We compete in the footwear retail and wholesale markets. According to NPD Group, the U.S. footwear industry generated approximately $39 billion of retail sales for 2004. Fashion footwear (which includes casual, dress, active, walking, hiking, sport sandal and work/occupational footwear) accounted for $27.6 billion, or approximately 71% of retail sales. Performance footwear (which includes running/jogging, cross training, aerobic, basketball, soccer, tennis and golf footwear) accounted for the balance of $11.4 billion, or approximately 29%. Total retail sales of footwear in the U.S. grew at a 1.3% compound annual growth rate (CAGR) from 2002 to 2004, while retail sales of fashion footwear in the U.S. grew at a 1.6% CAGR over the same period.
      Footwear is sold at retail in the U.S. in four primary distribution channels:

		2004 U.S. Footwear
Channels	Representative Retailers	Retail Sales(1)

		$ (in billions)	Percentage

Department Store/	Nordstrom, Macy’s, Bloomingdale’s, Dillard’s,
Specialty Retail	Naturalizer, Nine West, Cole Haan and Rockport	$17.8	45.6%

Mid-Tier	National chain retailers (such as Famous Footwear, DSW, Sears and J.C. Penney), off-price retailers (such as T.J. Maxx and Ross Stores), catalog retailers and factory outlet stores	11.8	30.3%
Discount Store/	Wal-Mart, Kmart, Target
Mass Merchandiser	and Payless ShoeSource	6.8	17.4%

Other	QVC, Kids R Us	2.6	6.7%

(1) Based on NPD Group data
     According to NPD Group data, the department store/specialty retail channel declined from 49.7% of total retail sales in the U.S. footwear industry in 2002 to 45.6% in 2004, while the mid-tier channel increased its share from 26.5% of total retail sales in 2002 to 30.3% in 2004. Over the same period, the discount store/mass merchandiser channel’s share declined from 18.3% of total retail sales in 2002 to 17.4% in 2004; however, Wal-Mart and Target increased their shares of total retail sales from 6.4% and 1.7%, respectively, to 7.0% and 2.0%, respectively, over the same period.

      We segment fashion footwear into five general categories:

Category	Price Point	Primary Sales Channel(s)

Designer	$179.99 +	Department Store/Specialty Retail
Bridge	$89.99 – $199.99	Department Store/Specialty Retail
Better	$49.99 – $89.99	Department Store/Specialty Retail
Moderate	$19.99 – $59.99	Department Store/Specialty Retail and Mid-Tier
Mass	$9.99 – $34.99	Discount Store/Mass Merchandiser
      Footwear products in the designer category are primarily produced in Europe from premium quality leather and other materials. Designer offerings are often produced in limited quantity and are available only through select retailers. The bridge category is characterized by high fashion and style components, with construction from high-quality leather and other materials. Footwear products in the better category typically contain less design and finishing detail than the bridge category, with better-quality leather and other materials. The moderate category is characterized by more traditional and classic styles, often constructed from leather, interpretations of higher-priced products made from lower-quality leather and synthetic materials. The mass category includes footwear products with basic styling sold at lower prices.
      We believe that the following key trends are impacting the footwear industry in the U.S.:
      Changing consumer shopping habits. We believe that convenience has become an increasingly important driver of consumer shopping behavior, particularly in the mass and moderate categories, as consumers pressed for time desire a fast and convenient shopping experience. We believe this trend has led to a shift in consumer traffic away from enclosed regional shopping malls and towards conveniently located “off-the-mall” retailers including national chain retailers, discount stores and mass merchandisers. As a result, the market share for the mid-tier channel, as well as the market share for certain mass merchandisers (such as Wal-Mart and Target), have increased, while market share for the department store/specialty retail channel has declined. We believe that footwear retailers in the mid-tier (such as Famous Footwear and DSW) and discount store/mass merchandiser channels are well-positioned to benefit from this change in consumer shopping habits.
      Shift to emphasis on style in department stores. We believe that department stores continue to experience a shift in consumer preference towards footwear offerings with a higher style component, due in part to shifts in the allocation of consumer expenditures in favor of premium footwear and apparel products. We believe that this trend has resulted in growth in the bridge and designer categories, and an increased emphasis on style in the better and moderate categories. We believe that footwear companies with a presence in the bridge and designer categories and with a higher style component in their better and moderate offerings will benefit from these changes in consumer preference.
      Emphasis on differentiation in the mid-tier channel. We believe that the U.S. footwear industry is highly fragmented, with relatively easy access to low-cost manufacturers. These industry characteristics, we believe, have led to a general increase in the supply of low-cost undifferentiated footwear, which has resulted in reduced consumer loyalty, particularly in the mid-tier channel. We believe that footwear retailers that are able to offer consumers a fresh selection of popular brands and private label offerings based on current styles will be able to differentiate themselves in the market, gain market share and retain customer loyalty.
      Retail consolidation. The challenging overall retail environment over the past several years, we believe, has led to an increased level of consolidation, as retailers aim to reduce costs and gain market share. We believe that the recent merger of Kmart Holding Corp. and Sears, Roebuck & Co. as well as the pending merger of Federated Department Stores with The May Department Stores Company, as well as other retail consolidation will result in a smaller group of retailers that will have increased purchasing power. We believe that retailers will seek to do business with footwear companies that can provide a broad range of branded and private label offerings across multiple styles, categories and price points. We believe that scale, design and sourcing expertise and speed to market will also be important factors for success in the footwear industry.

      Consolidation of footwear companies. Over the past few years, the footwear industry has experienced increased consolidation, including Jones Apparel Group’s acquisition of Maxwell Shoe Company, VF Corporation’s acquisition of Vans, Inc. and Bennett’s acquisition of the U.S. wholesale and retail operations of Intershoe, Inc. As the retail environment continues to evolve to favor footwear companies that can provide a broad portfolio of styles, brands and price points, we believe that consolidation among footwear companies will continue.
Competitive Strengths
      The following strengths serve as a foundation for our business strategy:
      Complementary Wholesale-Retail Platform. We believe that our complementary wholesale-retail platform allows us to capture a significant market share of the footwear industry. Our Famous Footwear stores offer branded value-priced athletic, casual and dress footwear for the entire family. Our Naturalizer retail stores provide us with a dedicated channel to showcase our popular Naturalizer brand of women’s footwear and contribute to the profitability of our Naturalizer wholesale business. These stores help to strengthen the Naturalizer brand and provide us with a “test and learn” environment that helps us offer our wholesale customers fashionable, differentiated product with broad consumer appeal. In our Wholesale Operations segment, we design, source and market branded and private label women’s, men’s and children’s footwear across a wide range of styles and price points to over 2,000 retailers in the U.S. and Canada, including department stores, national chain retailers, mass merchandisers and specialty footwear retailers. We believe the insights into consumer trends that we gain at our Famous Footwear and Naturalizer retail stores allow us to adjust our wholesale product offerings to address these trends. We believe that our complementary and flexible wholesale-retail platform is well-positioned to respond to and benefit from changing consumer trends in the footwear industry.
      Broad Portfolio of Established Brands. We have built a portfolio of well-known footwear brands with broad consumer appeal, and we support our owned and licensed brands with advertising and promotion. Each of our brands is targeted to a specific customer segment representing different styles and taste levels. According to NPD Group, our Naturalizer brand ranked number two and our LifeStride brand ranked number 11 in terms of dollar sales of women’s fashion footwear sold through U.S. department stores in 2004. Our licensed brands, including Dr. Scholl’s, Carlos by Carlos Santana and Bass, have strong brand awareness and broaden our consumer appeal. Bennett owns the Via Spiga and Nickels Soft brands and has long-term licenses for the Franco Sarto and Etienne Aigner brands. Bennett’s brands enjoy strong consumer recognition, and we expect that they will strengthen our presence in the better and moderate categories and provide us with a presence in the bridge category.
      Strong Customer Relationships Across Multiple Channels. Our Wholesale Operations’ customers include department stores, national chain retailers, mass merchandisers and specialty footwear retailers. According to NPD Group, we ranked number two in terms of dollar sales of women’s fashion footwear sold through U.S. department stores in 2004. We have earned a strong reputation among our customers by consistently providing them with differentiated branded and private label footwear at competitive prices. We expect our acquisition of Bennett will broaden and strengthen our customer relationships, particularly with department stores, and will provide us with a presence in the bridge category. We believe that our strong and long-standing customer relationships will be an important component of our future success.
      Global Design and Sourcing Expertise. We believe that one of the key contributors to our success is our global design and sourcing expertise. We operate style centers in Italy and Brazil and employ over 50 design and product development professionals. We also operate a state-of-the-art sample making facility in China that we believe increases our speed to market for new styles and products. Our acquisition of Bennett will add design talent to our team and will provide us with an additional design center in New York. In addition, we have relationships with approximately 100 third-party independent footwear manufacturers, located primarily in China, Brazil and Italy, that we believe are capable of meeting our requirements for consistent quality, competitive prices and on-time delivery. We believe we are able to source footwear at various price levels throughout the world and shift sourcing to alternative countries, over time, based upon trade conditions, economic advantages, production capabilities and other factors.
      Experienced Management Team. Our management team is composed of seasoned retail and wholesale footwear industry executives. The eight members of our senior management team have an aggregate of more than 180 years of experience in the footwear industry and have worked for us for an average of more than 16 years. We believe that the addition of Bennett’s senior management team will further strengthen our management team.
Business Strategy
      By leveraging the above competitive strengths, we continue to pursue growth through various initiatives, including the following:
      Increase Differentiation and Expand Store Base at Famous Footwear. Our strategy is to establish Famous Footwear as a bridge between the mid-tier and department store/specialty retail channels and to grow our store base. We aim to accomplish this strategy by:

•	Working with our suppliers to provide compelling branded value-priced footwear, including current styles and exclusive offerings

•	Providing a convenient, consumer-oriented shopping experience

•	Reaching target consumers through innovative marketing, including in-store media campaigns

•	Opening new stores in targeted markets, including an expected 45 net new stores in fiscal 2005
      Grow Sales of our Brand Portfolio. We plan to increase sales of our owned and licensed brands, including those that will be added through the acquisition of Bennett, by:

•	Increasing the style component of our offerings and delivering compelling product to build brand preference

•	Continuing to add design talent to meet the changing demands of the consumer

•	Increasing floor space with our existing retail customers and penetrating new retail accounts

•	Developing specialty retail concepts around Bennett’s brands over time

•	Strengthening brand awareness among retailers and consumers through continued marketing and brand-building activities
      Expand our Portfolio of Brands. We will continue to evaluate opportunities to acquire or license new footwear brands that we expect will broaden our appeal to existing customers and allow us to expand to different segments of the footwear industry. We believe that the wholesale footwear sector is highly fragmented, and the recent consolidation activity in the retail sector will drive further consolidation among footwear companies, as retailers seek to purchase footwear from a reduced number of vendors. We believe that our acquisition of Bennett will strengthen our presence in the better and moderate categories, provide us with a presence in the bridge category, expand our retailer relationships and broaden our overall consumer appeal. We will continue to look to add new brands to our portfolio, and we believe that we are well-positioned to execute this strategy due to our strong market position and experienced management team.
      Increase Speed to Market. Over the past several years, we have focused on streamlining the Famous Footwear buying, merchandising and fulfillment functions with the goal of delivering fresher, more popular brands and styles to our customers. We have achieved the key objectives of these initiatives, which include delivering the right shoes at the right time to our customers, while increasing inventory turns, lowering inventory levels and improving our gross margin. We recently launched a multi-year initiative designed to enhance speed to market for our wholesale brands. By standardizing our product development processes, improving our capacity and demand planning and leveraging our test and learn environment, we aim to compress product lead times and provide our retail customers with trend-right footwear. We are committed to finding new opportunities to enhance our operations and increase speed to market.
      Improve Profitability at Specialty Retail. Our Naturalizer retail stores help to strengthen the Naturalizer brand and contribute to the profitability of our Naturalizer wholesale business. However, these stores have produced disappointing operating results. We intend to improve same store sales and profitability at our Naturalizer retail stores by:

•	Increasing the style component of the Naturalizer brand to focus on the younger, more active consumer and differentiate the brand

•	Enhancing our in-store merchandising and the Naturalizer retail shopping experience

•	Closing underperforming Naturalizer retail stores, including an expected 17 net stores in fiscal 2005
      We are currently conducting a strategic review of our alternatives with respect to our Specialty Retail segment and plan to conclude our review within the next two quarters.
Retail Operations
      Our retail operations at January 29, 2005 included 1,294 retail shoe stores in the United States and Canada. The number of our retail footwear stores at the end of each of the last three fiscal years is as follows:

	2004	2003	2002

Famous Footwear
Family footwear stores which feature a wide selection of brand-name, value-priced footwear; located in shopping centers, outlet malls and regional malls in the U.S., Puerto Rico and Guam; includes stores operated under the Famous Footwear, Factory Brand Shoes, Supermarket of Shoes and Warehouse Shoes names	919	893	918
Naturalizer
Stores selling primarily the Naturalizer brand of women’s footwear, located in regional malls, shopping centers and outlet malls in the U.S. and Canada	359	362	373
F.X. LaSalle
Stores selling women’s and men’s better grade footwear in major regional malls in Canada	16	16	16

Total	1,294	1,271	1,307

      In addition, Bennett operates eight Via Spiga retail stores in the United States. The Via Spiga stores feature women’s footwear in the bridge category and will operate in our Specialty Retail segment. Bennett also operated four Via Spiga licensed departments within a small department store chain that it intends to discontinue operating.
      With many organizations operating retail shoe stores and departments, we compete in a highly fragmented market. Competitors include local, regional and national shoe store chains, department stores, discount stores, mass merchandisers and numerous independent retail operators of various sizes. Quality, customer service, store location, merchandise selection, advertising and pricing are important components of retail competition.

Famous Footwear
      Famous Footwear, with 919 stores at the end of fiscal 2004 and sales of $1.117 billion in fiscal 2004, is America’s largest footwear chain selling branded value-priced footwear for the entire family, based on the number of stores it operates and sales volume compiled by us from published information of its direct competitors. We acquired Famous Footwear in 1981 as a 36-store chain, and we now also operate under such names as Factory Brand Shoes, Supermarket of Shoes and Warehouse Shoes.
      Famous Footwear stores feature a wide selection of brand-name, value-priced athletic, casual and dress shoes for the entire family. Brands carried include, among others, Nike, Skechers, New Balance, adidas, K-Swiss, Converse, Aerosoles, Reebok, Vans, LifeStride, Naturalizer, Connie and Mudd. We work closely with our vendors to provide our customers with fresh product and, in some cases, product exclusively designed for and available only in our stores.
      Famous Footwear stores are located in strip shopping centers as well as outlet malls and regional malls in all 50 states, Puerto Rico and Guam. The breakdown by venue is as follows at the end of fiscal 2004 and fiscal 2003:

	2004	2003

Strip centers	537	522
Outlet malls	196	191
Regional enclosed malls	186	180

Total	919	893

      The stores open at the end of fiscal 2004 and fiscal 2003 averaged approximately 7,000 square feet. Total square footage at the end of 2004 increased 3.6% to 6.4 million compared to the end of fiscal 2003. Plans are to open approximately 80 stores in fiscal 2005, while closing approximately 35 stores.
      Sales per square foot were $175 in fiscal 2004, which is up 1.7% from $172 in fiscal 2003. This increase reflects the same store sales increase of 0.8% in fiscal 2004 and the closing of low productivity stores. Same store sales changes are calculated by comparing the sales in stores that have been open at least 13 months.
      Famous Footwear relies on merchandise allocation systems and processes that utilize allocation criteria, customer profiles and inventory data in an effort to ensure stores are adequately stocked with products and to differentiate the needs of each store based on location, customer profiles or other factors. Famous Footwear’s in-store point-of-sale systems provide detailed sales transaction data to the main office in Madison, Wisconsin, for daily analysis and update of the perpetual inventory and product allocation systems. These systems also are used for training employees and communicating between the stores and the main office.
      In 2001, we embarked upon an initiative named IMPACT (Improved Performance and Competitive Transformation), which focused on reengineering the Famous Footwear buying, merchandising and allocation functions. We initiated new processes and recruited new talent in an effort to deliver fresher, more popular brands and styles to customers. This process starts with increased testing to identify emerging styles. As a result of this testing and knowledge, orders are placed closer to the selling season, and product is flowed through distribution centers and stores in smaller quantities and in more frequent intervals. The goal of this initiative is to have the right shoes at the right time for our customers, significantly increase inventory turns and reduce base inventories. We have achieved the key objectives we set for this initiative. We significantly improved the aging of the inventory compared to the end of fiscal 2001 and improved inventory turns, and customers purchased more current season merchandise, which led to higher gross profit rates. We achieved reductions in the base level of inventories. With two distribution centers, located in Sun Prairie, Wisconsin, and Lebanon, Tennessee, Famous Footwear’s distribution systems allow for merchandise to be delivered to each store weekly or on a more frequent basis.
      Famous Footwear’s marketing program includes newspaper, radio and television advertising, in-store signage and database marketing, all of which are designed to further develop and reinforce the Famous Footwear concept with the consumer. Marketing and advertising programs are tailored on a region-by-region basis to reach target customers. Famous Footwear utilizes a database marketing program, which targets and rewards frequent customers with product discounts and other promotions. In addition, we time certain advertising campaigns to correspond to regional differences such as the important back-to-school season, which begins at various times throughout the country. In fiscal 2004, we spent approximately $32 million to communicate Famous Footwear’s positioning of the Joy of Shoe Shopping Success for our target customer and her family.

Naturalizer
      The Naturalizer retail stores are showcases for our flagship brand of women’s shoes. These stores are designed and merchandised to appeal to the Naturalizer customer, who is style- and comfort-conscious and who seeks quality and value in her footwear selections. In addition, we have repositioned our styles to focus on a younger, more active woman. The Naturalizer stores offer a selection of women’s footwear styles, including dress, casual, boots and sandals, primarily under the Naturalizer brand. The Naturalizer brand is one of North America’s leading women’s footwear brands, based on its market share in department stores as reported by the NPD Group, providing stylish, comfortable and quality footwear in a variety of patterns and sizes. Retail price points are typically between $50 and $60 per pair.
      At the end of fiscal 2004, we operated 204 Naturalizer stores in the United States and 155 stores in Canada. Of the total 359 stores, 278 are located almost entirely in regional malls, with a few stores having street locations, and average approximately 1,200 square feet in size. Eighty-one are located in outlet malls and average approximately 2,600 square feet in size. Total square footage at the end of fiscal 2004 was 546,000 compared to 531,000 in fiscal 2003. Sales per square foot, using constant exchange rates for the Canadian dollar, were $305 in fiscal 2004 and $301 in fiscal 2003.
      In 2004, we opened 20 Naturalizer stores and closed 23. In 2003, we closed a total of 15 Naturalizer stores while opening 4. We are planning to open approximately 14 new Naturalizer stores and close approximately 31 stores in 2005.
      Marketing programs for the Naturalizer stores have complemented our Naturalizer brand advertising, building on the brand’s consumer recognition and reinforcing the brand’s added focus on style, comfort and quality. Naturalizer utilizes a database marketing program, which targets frequent customers primarily through catalogs, which are mailed four times per year and which display the brand’s current product. Customers can purchase the product in these catalogs from our stores, via the Internet at www.Naturalizer.com, or by telephone to our Consumer Services call center. The operating results of the Naturalizer stores are included within the Specialty Retail segment.

F.X. LaSalle
      At the end of fiscal 2004, we operated 16 F.X. LaSalle retail stores, primarily in the Montreal, Canada market, that sell better-grade men’s and women’s branded and private-label footwear. This footwear, primarily imported from Italy, retails at price points ranging from $100 to $250 per pair. These stores average approximately 2,100 square feet. Sales per square foot were $345 in 2004 and $357 in 2003, using constant exchange rates for the Canadian dollar. The operating results of the F.X. LaSalle stores are included within the Specialty Retail segment.

Via Spiga
      Bennett operates eight Via Spiga retail stores located strategically within the U.S. to showcase the brand, selling primarily women’s footwear and accessories in the bridge category. This footwear, primarily imported from Italy, initially retails at price points typically ranging from $140 to $200 per pair. These stores average approximately 2,200 square feet. Sales per square foot were approximately $412 for the period commencing February 14, 2004 through December 31, 2004.
E-Commerce
      We own a majority interest in Shoes.com, Inc., a multi-brand Internet e-tailing company. In addition, a FamousFootwear.com site operates as a Famous Footwear e-tailing store. These sites offer footwear and accessories to men, women and children that include our branded and licensed footwear as well as footwear purchased from outside suppliers and certain merchandise that is sold in Famous Footwear stores. The operating results of Shoes.com, Inc. are included within the Other segment.
      We also operate Naturalizer.com, which offers substantially the same product selection to consumers as our domestic Naturalizer retail stores. This site functions as a retail outlet for the online consumer and serves as another brand-building vehicle for Naturalizer.
      All of these e-commerce sites utilize our distribution network and information systems. Information on these Web sites does not constitute part of this report.
Wholesale Operations
      Our Wholesale Operations design and market branded, licensed and private-label dress, casual and athletic footwear for women, men and children at a variety of price points to over 2,000 retailers, including department stores, mass merchandisers, national chains and independent retailers throughout the United States and Canada. The division’s most significant customers include many of the nation’s largest retailers, including Wal-Mart, Payless ShoeSource, Target, The May Department Stores Company, Federated, Dillard’s, Saks, Sears, Nordstrom, Meijer and Famous Footwear, as well as The Bay, Wal-Mart and Payless ShoeSource Canada in Canada. We also sell product to a variety of international retail customers and distributors. The vast majority of the division’s customers also sell shoes purchased from competing footwear suppliers. Bennett designs and markets fashion footwear under its own brands and licensed and private label brands, at a variety of price points, to department stores, mass merchandisers, national chain retailers and independent and specialty retailers throughout the United States and Canada. Bennett has experienced substantial growth in department store sales and, according to NPD Group, ranked number three in terms of dollar sales of women’s fashion footwear sold through U.S. department stores in 2004 with customers such as Nordstrom, Marshall Fields, Macy’s, Lord & Taylor and T.J. Maxx. In addition, Bennett acts as a buyer’s agent on behalf of discount and mid-tier retailers such as Target, Payless ShoeSource, Wal-Mart, DSW and T.J. Maxx, for which it receives a commission.
      In fiscal 2004, the division provided its customers with approximately 75 million pairs of shoes. This footwear was imported through our sourcing operations, independent agents and a small number of pairs produced at the company-owned manufacturing facility in Canada, which closed in March 2004. During fiscal 2004, Bennett’s wholesale operations provided its customers with over 20 million pairs of shoes which were imported through independent agents.
      Our sales force solicits wholesale orders for shoes and is generally responsible for managing our relationships with wholesale customers. We generally place orders as a result of these sales efforts before the shoes are sourced, with delivery generally within three to four months thereafter. We sell footwear to wholesale customers on both a first-cost and landed basis. First-cost sales are those in which we obtain title to footwear from our overseas suppliers and typically relinquish title to customers at a designated overseas port. Landed sales are those in which we obtain title to the footwear from our overseas suppliers and maintain title until the footwear clears United States customs and is shipped to our wholesale customers. We carry inventories of certain high-volume styles, particularly in the Naturalizer, LifeStride, Dr. Scholl’s and Bass lines, to allow prompt shipment on reorders. Bennett also sells on both a landed and first-cost basis. Bennett’s landed sales force manages its relationships with specific customers and generally solicits orders on a landed cost basis. Bennett’s first-cost sales force also manages relationships with specific customers and solicits orders on a first-cost basis. The landed and first-cost orders are often obtained three to four months prior to the sourcing and corresponding delivery of these goods. Bennett’s landed sales are those where Bennett obtains title to the footwear from its overseas suppliers and maintains title until the footwear clears United States customs and is shipped to one of Bennett’s landed customers, typically from Bennett’s warehouse or a third-party warehouse. Bennett’s first-cost sales are those where Bennett does not take title to the goods and the customer arranges shipment directly from a factory or their representative. Bennett also carries inventories of certain styles, particularly in the Franco Sarto, Via Spiga and Etienne Aigner lines.
      In addition to orders placed through our sales force, the Wholesale Operations division provides its retail customers the ability to directly check inventory of all wholesale product in our distribution centers, place orders and track expected product arrivals over its business-to-business Internet site, BrownShoeOnline.com. Approximately 700 retailers utilize this e-commerce tool. In addition, we provide these retailers with our “E-direct” system that allows them to sell out-of-stock product, which we then ship directly to the consumer’s home.
      Our major owned brands include Naturalizer, LifeStride, Buster Brown, Connie and Brown Shoe. Each of our brands is targeted to a specific customer segment representing different styles and taste levels at different price points. We expect the Bennett brands we are acquiring through the Acquisition to be highly complementary to and strengthen our portfolio of owned and licensed footwear brands and to expand our customer base.
      Introduced in 1927, Naturalizer is one of the nation’s leading women’s footwear brands and is our flagship brand. Naturalizer products emphasize relevant and up-to-date styling with quality, value, comfort and fit. Naturalizer footwear is sold in department stores, independent shoe stores and our Naturalizer and Famous Footwear retail stores. The brand’s department store market share decreased slightly from 4.9% in 2003 to 4.7% in 2004, but it increased its market share position within the women’s fashion footwear category within department stores from No. 3 to No. 2 at January 29, 2005, as reported by the NPD Group.
      LifeStride is a leading entry-level price point, women’s brand sold in department stores offering contemporary styling. LifeStride is focused on providing the consumer with “stylized casual” footwear at price points of $30 to $50 per pair. In fiscal 2004, the brand achieved a 2.2% department store market share, per the NPD Group, compared to 2.1% in fiscal 2003.
      The Buster Brown brand of children’s footwear includes Buster Brown “classic” footwear offered to retailers including The May Company and Famous Footwear. We are capitalizing on the strength and recognition of the Buster Brown brand by marketing licensed and branded children’s footwear under the Buster Brown & Co. umbrella. We sell these products to mass merchandisers including Wal-Mart, Target and Payless ShoeSource. Licensed products include, among others, Barbie, Spider-Man and Bass. The Buster Brown & Co. umbrella provides customers with the assurance that these licensed products contain the quality that they are accustomed to receiving from Buster Brown Shoes.
      In 2004, we signed a licensing agreement with Disney Consumer Products encompassing Disney standard characters including Mickey and Minnie Mouse, Winnie the Pooh and more. These footwear products for kids launched at retail in spring 2005. The license runs through December 2007.
      Products sold under license agreements, which are generally for an initial term of two to three years and subject to renewal, were responsible for approximately 12%, 10% and 9% of consolidated sales in fiscal 2004, 2003 and 2002, respectively.
      In addition to the above-mentioned children’s licenses, we have a long-term license agreement, which is renewable through 2014, to market the Dr. Scholl’s brand of affordable casual, athletic and work shoes for men, women and children in the United States, Canada and Latin America. This footwear is primarily distributed through mass merchandisers. We also sell the Original Dr. Scholl’s Exercise Sandal and a related line of footwear under this license to department stores, national chains and independent retailers.
      In February 2004, we entered into an exclusive three-year license agreement, which is renewable through 2013, to design, source and market men’s, women’s and children’s footwear at wholesale under the Bass brand. This license agreement expanded our footwear brand portfolio, greatly strengthening our offering in branded men’s footwear and it provides an entry into the casual and outdoor categories.
      In 2001, our Wholesale Operations division launched a collection of women’s shoes — Carlos by Carlos Santana — to major department stores. This footwear is marketed under a license agreement with guitarist Carlos Santana, which runs through November 2006. This product represents our most fashion-forward line and is distributed in approximately 400 department store doors and 400 specialty stores.
      We continue to build on and take advantage of the heritage and consumer recognition of our traditional brands. Marketing teams are responsible for the development and implementation of marketing programs for each brand, both for us and for our retail customers. In fiscal 2004, we spent approximately $22 million in advertising and marketing support primarily for our Naturalizer and LifeStride brands, including cooperative advertising with our wholesale customers. Bennett spent $3.9 million in advertising and marketing support primarily for its brands, including cooperative advertising with its wholesale customers. We continually focus on enhancing the effectiveness of these marketing efforts through market research, product development and marketing communications.
      At February 26, 2005, our Wholesale Operations division had a backlog of unfilled orders of approximately $164 million, compared to $160 million on February 28, 2004. Most orders are for delivery within the next 90 to 120 days, and although orders are subject to cancellation, we have not experienced significant cancellations in the past. The backlog at any particular time is affected by a number of factors, including seasonality, the continuing trend among customers to reduce the lead time on their orders and, in some cases, the timing of licensed product movie releases. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments.
      The following is a listing of the brands and licensed products we sell:

Women’s	Men’s and Athletic	Children’s

AirStep	Bass (1)	Airborne
Bass (1)	Basswood	Baby Gund (6)
Basswood	Big Country	Barbie (7)
Bootalinos	Brown Shoe	Bass (1)
b.u.m. equipment (2)	b.u.m. equipment (2)	Blue Jean Teddy (8)
Carlos by Carlos Santana (3)	Dr. Scholl’s (4)	Bob the Builder (9)
Connie	F.X. LaSalle	b.u.m. equipment (2)
Dr. Scholl’s (4)	FX	Buster Brown
Eurosole	Francois Xavier Collection	Chill Chasers by Buster Brown
Eurostep	Natural Soul	Disney Standard Characters (10)
Exalt	Regal	Mary-Kate and Ashley (11)
Extremes by Naturalizer	TX Traction	Matchbox (7)
Fanfares		Miffy and Friends (12)
F.X. LaSalle		Mijos (13)
FX		Original Dr. Scholl’s (4)
Francois Xavier Collection		Power Rangers (10)
Hot Kiss (5)		Red Goose
LifeStride		Spider-Man 2 (14)
LS Studio		Spidey and Friends (15)
Marquise		Spy Kids 3 (16)
Maserati		Star Wars (17)
Naturalizer		Sweet Kids
NaturalSport		T.R.E.A.T.S.
NightLife		Toe Zone (18)
Opale		Winnie The Pooh (10)
Original Dr. Scholl’s (4)
TX Traction
Vision Comfort

As denoted, these brands are used with permission from and, in most cases, are registered trademarks of:

(1) Phillips-Van Heusen Corporation
(2) BUM Equipment LLC
(3) Guts & Grace Records, Inc.
(4) Schering-Plough Healthcare Products, Inc.
(5) Hot Kiss, Inc.
(6) Gund, Inc
(7) Mattel, Inc
(8) Springs Licensing Group, Inc.
(9) HIT Entertainment PLC	(10) Disney Enterprises, Inc.
(11) Dualstar Consumer Products, LLC
(12) Big Tent Entertainment LLC
(13) HomieShop LLP
(14) Marvel Characters, Inc.
(15) Spider-Man Merchandising LP
(16) Dimension Films, a division of Miramax Film Corporation
(17) Lucasfilm LTD
(18) Sole Concepts, Inc.

      All other brands are owned by and, in most cases, are registered trademarks of Brown Shoe Company, Inc.
      Bennett owns brands including Via Spiga and Nickels Soft and it also licenses Franco Sarto, Etienne Aigner and certain other brands under exclusive arrangements. We believe the Bennett brands will complement our brand portfolio with footwear primarily sold in the better and bridge footwear departments of many major U.S. department and specialty stores, including Nordstrom, Macy’s, Marshall Fields, and Lord & Taylor.
      In November 1998, Bennett entered into an exclusive licensing agreement, which continues until December 2019, to use the Franco Sarto trademark for footwear and other products. In September 2003, Bennett entered into an exclusive seven-year licensing agreement to market and sell footwear products bearing trademarks owned by Etienne Aigner, which will automatically be extended for an additional seven years if Bennett pays the aggregate minimum license fees.

Sourcing
      The Brown Shoe Sourcing division sources substantially all of the footwear globally for our Wholesale Operations division and Specialty Retail division and a portion of the footwear sold by Famous Footwear. The division, which in fiscal 2004 sourced 75.3 million pairs of shoes, has developed a global sourcing capability through its relationships with approximately 100 third-party independent footwear manufacturers and, in certain countries, utilizes an agent to facilitate and manage the development, production and shipment of product. Management attributes its ability to achieve consistent quality, competitive prices and on-time delivery to the breadth of our established relationships. We do not have contractual commitments with these suppliers.
      We have sourcing offices in Hong Kong, China, Brazil, Italy, Taiwan and Mexico. Our structure enables us to source footwear at various price levels from significant shoe manufacturing regions of the world. In fiscal 2004, more than 80% of the footwear we sourced was from manufacturing facilities in China. We believe we have the ability to shift sourcing to alternative countries, over time, based upon trade conditions, economic advantages, production capabilities and other factors, if conditions warrant. The following table provides an overview of our foreign sourcing in fiscal 2004:

Millions of
Country	Pairs

China	62.3
Brazil	11.4
Italy	0.4
Vietnam	0.3
All Other	0.9

Total	75.3

      In addition, Bennett has sourcing relationships with various entities in China, Brazil and Italy.
      We monitor the quality of the components of our footwear products prior to production and inspect prototypes of each footwear product before production runs are commenced. We also perform random in-line quality control checks during production and before footwear leaves the manufacturing facility.
      We maintain separate design teams for each of our brands. These teams are responsible for the creation and development of new product styles. Our designers monitor trends in apparel and footwear fashion and work closely with retailers to identify consumer footwear preferences. From a design center in Florence, Italy, we capture European influences like heel shapes and fabrics. Our Italian design center works closely with our line builders in the United States, who blend them with the latest U.S. fashion trends. When a new style is created, our designers work closely with independent footwear manufacturers to translate our designs into new footwear styles.

Properties
      We own our principal executive, sales and administrative offices in Clayton (St. Louis), Missouri. The Famous Footwear division operates from a leased office building in Madison, Wisconsin. The Canadian wholesale division operates from an owned office building in Perth, Ontario, and the retail division from leased office space in Laval, Quebec. A leased sales office and showroom is maintained in New York, New York.
      Most of the footwear sold through our domestic wholesale divisions is processed through two company-owned distribution centers in Sikeston, Missouri, and Fredericktown, Missouri, which have 720,000 and 465,000 square feet, including mezzanine levels, respectively. Some distribution activities are handled by a third-party provider. In fiscal 2003, we operated one manufacturing facility and a 150,000-square-foot distribution facility in Perth, Ontario. In March 2004, we closed the manufacturing facility located in Perth, Ontario. We own these Canadian facilities in addition to another Canadian manufacturing facility which was closed during 2002.
      Our retail footwear operations are conducted throughout the United States, Canada, Puerto Rico and Guam and involve the operation of 1,294 shoe stores, including 171 in Canada. All store locations are leased, with approximately one-half having renewal options. Famous Footwear operates a leased 750,000-square-foot distribution center, including a mezzanine level, in Sun Prairie, Wisconsin, and a leased 800,000-square-foot distribution center, including mezzanine levels, in Lebanon, Tennessee. Our Canadian retailing division operates a leased 21,000-square-foot distribution center, which is adjacent to the division’s office in Laval, Quebec.
      Our Brown Shoe Sourcing division leases office space in Hong Kong, China, Taiwan, Italy and Mexico. In 2004, we opened a new leased office and sample-making facility in DongGuan, China.
      We also own a building in Denver, Colorado, which is leased to a third party, and land in New York.
      Bennett leases its principal offices in Needham, Massachusetts and has a leased sales office and showroom in New York, New York. Bennett currently utilizes two distribution centers. One is a leased 198,000 square-foot facility located in Dover, New Hampshire, and the other is a third-party operated facility located in Chino, California. In addition, Bennett operates eight Via Spiga retail stores in the United States.
Legal Proceedings
      We are involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such ordinary course of business proceedings and litigation currently pending will not have a material adverse effect on our results of operations or financial position.
      We are involved in environmental remediation and ongoing compliance activities at several sites. We are remediating, under the oversight of Colorado authorities, contamination at and beneath our owned facility in Colorado (also known as the “Redfield” site) and groundwater and indoor air in residential neighborhoods adjacent to and near the property, which have been affected by solvents previously used at the site and surrounding facilities. During 2004, we recorded no expense related to this remediation. During fiscal 2003 and 2002, we recorded expense of $0.8 million and $4.1 million, respectively.
      In March 2000, a class action lawsuit was filed in Colorado State Court (District Court for the City and County of Denver) related to the Redfield site described above against one of our subsidiaries, a prior operator at the site and two individuals (the Antolovich class action). Plaintiffs, certain current and former residents living in an area adjacent to the Redfield site, alleged claims for trespass, nuisance, strict liability, unjust enrichment, negligence and exemplary damages arising from the alleged release of solvents that are contaminating the groundwater and indoor air in certain areas adjacent to the site. In December 2003, a jury returned a verdict finding us negligent and awarding the class plaintiffs $1.0 million in damages. We have recorded this award along with the estimated cost of associated pretrial interest and the estimated costs of sanctions imposed on us by the court resulting from pretrial discovery disputes between the parties. We recorded a total pretax charge of $3.1 million for these matters in the fourth quarter of 2003 and recorded an additional $0.6 million charge in the first quarter of 2004, related to pretrial interest, to reflect the trial court’s ruling extending the time period for which pre-judgment interest applied. The plaintiffs have filed an appeal of the December 2003 jury verdict, and the ultimate outcome and cost to us may vary.
      We have also filed suit in Federal District Court in Denver against a number of former owner/operators of the Redfield site as well as surrounding businesses seeking recovery of amounts spent responding to the contamination at and around the Redfield site. We have reached settlement agreements with all of the defendants in this case, and as a result, all but one defendant has been dismissed from the suit. We are awaiting the court’s approval of the settlement agreement reached with the last remaining defendant. We have also filed a contribution action in Colorado State Court against the Colorado Department of Transportation, which owns and operates a facility adjacent to the Redfield site. That case is not yet set for trial.
      We have also filed suit against our insurance carriers seeking recovery of the costs incurred for investigation and remediation of the Redfield site, the damages awarded in the Antolovich class action and other relief. In prior years, we recorded an anticipated recovery of $4.5 million for remediation costs, of which $3.3 million is outstanding at January 29, 2005. We believe insurance coverage in place entitles us to reimbursement for more than the recovery recorded. While the insurance companies are contesting their indemnity obligations, we believe the recorded recovery is supported by the fact that the limits of the insurance policies at issue exceed the amount of the recorded recovery, and certain insurance companies have made offers to settle the claim. We are unable to estimate the ultimate recovery from our insurers, but are pursuing resolution of our claims.
      We have completed our remediation efforts at our closed New York tannery and two associated landfills. In 1995, state environmental authorities reclassified the status of these sites as being properly closed and requiring only continued maintenance and monitoring over the next 19 years. In addition, various federal and state authorities have identified us as a potentially responsible party for remediation at certain other landfills.
      Based on information currently available, we had an accrued liability of $8.4 million as of January 29, 2005, to complete the cleanup, maintenance and monitoring at all sites. The ultimate cost may vary.
      While we currently do not operate manufacturing facilities, prior operations included numerous manufacturing and other facilities for which we may have responsibility under various environmental laws to address conditions that may be identified in the future.
Employees
      We had approximately 12,000 full-time and part-time employees as of January 29, 2005. We employed approximately 115 employees engaged in the warehousing of footwear in the United States under a union contract, which will expire in September 2005. In Canada, we employed 22 warehousing employees under a union contract, which expires in October 2007. The Canadian manufacturing facility, which closed in March 2004, employed approximately 275 union employees. Bennett had 218 full-time and part-time employees as of December 31, 2004.
Risks Relating to Our Business
We face risks relating to competition and changes in consumer preferences.
      Competition is intense in the footwear industry. Certain of our competitors are larger and have substantially greater resources than we do. Our success depends upon our ability to remain competitive in the areas of style, price and quality, among others, and in part on our ability to anticipate and respond to changing merchandise and fashion trends and consumer preferences and demands in a timely manner. If we fail to gauge the fashion tastes of consumers, differentiate and effectively market our products or build inventory for products that are not accepted by consumers, this could adversely affect our sales or profit margins. If that occurs, we may have substantial unsold inventory that we may have to mark down in order to sell, which would adversely affect our business and results of operations. Competition in the retail footwear industry has been impacted by retailers aggressively competing on the basis of price. Accordingly, there has been competitive pressure on us to keep our selling prices low. If we are unable to respond effectively to these competitive pressures, our business and results of operations will be adversely affected.
      Furthermore, consumer preferences and purchasing patterns may be influenced by consumers’ disposable income. Consequently, the success of our operations may depend to a significant extent upon a number of factors affecting disposable income, including general economic conditions and factors such as employment, business conditions, consumer confidence, interest rates and taxation.
We rely on foreign sources of production.
      General. We rely entirely on broad-based foreign sourcing for our footwear products. We source footwear products from independent third-party manufacturing facilities located in China and Brazil and to a lesser extent from Italy, Vietnam and other countries. Typically, we are a major customer of these third-party manufacturing facilities. However, there is substantial competition in the footwear industry for quality footwear manufacturers. We believe our relationships with such third-party manufacturing facilities provide us with a competitive advantage; thus, our future results will partly depend on maintaining our close working relationships with our principal manufacturers.
      As is common in the industry, we do not have any long-term contracts with our independent third-party foreign manufacturers. We cannot ensure that we will not experience difficulties with such manufacturers, including reduction in the availability of production capacity, failure to meet production deadlines, deterioration in quality or increases in manufacturing costs. Foreign manufacturing is subject to a number of risks, including work stoppages, transportation delays and interruptions, political instability, expropriation, nationalization, foreign currency fluctuations, changing economic conditions, the imposition of tariffs, import and export controls and other non-tariff barriers and changes in governmental policies.
      We cannot predict whether additional United States or foreign customs quotas, duties, taxes or other changes or restrictions will be imposed upon the importation of non-domestically produced products in the future or what effect such actions could have on our business, financial condition or results of operations.
      Further, our products depend on the availability of leather. Any significant shortage of quantities or increases in the cost of leather or other resources used to produce our products could have a material adverse effect on our business and results of operations.

      China. We rely heavily on independent third-party manufacturing facilities located in China. In fiscal 2004, approximately 80% of the footwear we sourced was from manufacturers in China. Historically, the trade relationship between the United States and China has not had a material adverse effect on our business, financial condition or results of operations. There have been, however, and may in the future be, threats to the trade relationships between the United States and China, including threats by the United States to limit trade relations with China. There can be no assurance the trade relationship between the United States and China will not worsen, and if it does worsen, there can be no assurance our business, financial condition or results of operations will not be materially adversely affected thereby. Further, we cannot predict the effect that changes in the economic and political conditions in China could have on the economics of doing business with Chinese manufacturers. For example, manufacturing capacity in China may shift from footwear to other industries with manufacturing margins that are perceived to be higher. Although we believe we could find alternative manufacturing sources for those products we currently source from China through our existing relationships with independent third-party manufacturing facilities in other countries, the loss of a substantial portion of our Chinese manufacturing capacity would have a material adverse effect on the Company.
      Currency. Although we purchase products from certain foreign manufacturers in United States dollars and otherwise engage in foreign currency hedging transactions, we cannot ensure that we will not experience cost variations with respect to exchange rate changes. The value of Chinese Yuan is currently pegged to the U.S. dollar. If the Chinese government decides to revalue the Yuan or allows its valuation to float against the U.S. dollar, such an action could adversely impact our business and financial results.
We face risks relating to customer concentration.
      Our wholesale customers include department stores, national chains and mass merchandisers. Several of our customers operate multiple department store divisions. Further, we often sell multiple brands and licensed and private label footwear to these same department stores, national chain retailers and mass merchandisers. While we believe purchasing decisions in many cases are made independently by the buyers and merchandisers of each of the customers, a decision by our customers that operate multiple department stores, national chains and/or mass merchandisers or any other significant customer to decrease the amount of footwear products purchased from us could have a material adverse effect on our business, financial condition or results of operations.
      The retail industry has recently experienced consolidation. If this trend continues, our customers will likely seek more favorable terms, including pricing, for their purchases of our products, which could limit our ability to raise prices, in turn limiting our ability to recoup raw material or other cost increases. Sales on terms less favorable to us than our current terms will have an adverse effect on our profitability. In addition, consolidation could lead to a decrease in the number of stores that carry our products. Consolidation could also lead to larger retailers deciding to source their products directly from manufacturers overseas and ceasing to rely on wholesalers. If such retailers are successful in meeting their footwear needs directly through sourcing from overseas, this would have a material adverse effect on our business and results of operations.

We may not realize some of the expected benefits of the acquisition of Bennett.
      We believe that our acquisition of Bennett will be highly complementary to and further strengthen our portfolio of footwear brands, augment our offerings to our existing customers and expand our customer base. We also expect to benefit from the addition of the senior management team at Bennett. However, we may be unable to take advantage of these opportunities. For example, existing licensors of Bennett brands may seek to terminate existing licensing agreements they have with Bennett and existing customers of Bennett may reduce or cease doing business with the combined company altogether. Similarly, members of Bennett’s senior management team may decide not to stay with Brown Shoe. Additionally, the Bennett business is also subject to many, if not all, of the risks faced by our business described herein.
We intend to make other strategic acquisitions of businesses which may not be successfully integrated into our existing business.
      We intend to pursue increased market penetration through additional strategic acquisitions. We cannot assure you that we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms or that we will be able to successfully integrate the operations of any acquired business into our existing business. Such acquisitions could be of significant size and involve either domestic or international parties. To acquire and integrate a separate organization would divert management attention from other business activities. This diversion, together with other difficulties we may encounter in integrating an acquired business, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may need to borrow money to finance acquisitions, which would increase our leverage. Such funds might not be available on terms as favorable to us as our current borrowing terms or at all.
      A business combination involves the integration of two companies that previously have operated independently, which is a complex, costly and time-consuming process. The difficulties of combining the companies’ operations include, among other things:

•	the necessity of coordinating geographically disparate organizations, systems and facilities;

•	assimilating and retaining employees with diverse business backgrounds;

•	consolidating corporate and administrative functions;

•	limiting the diversion of management resources necessary to facilitate the integration;

•	implementing compatible information and communication systems, as well as common operating procedures;

•	creating compatible financial controls and comparable human resource management practices;

•	coordinating sales and marketing functions;

•	maintaining customer care services and retaining key customers;

•	expenses of any undisclosed or potential legal liabilities;

•	retaining key management and employees; and

•	preserving the collaboration, licensing, distribution, marketing, promotion and other important relationships of each company.
      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company’s business and the loss of key personnel. The diversion of management’s attention, any delays or difficulties encountered in connection with the business combination and the integration of the two companies’ operations or the costs associated with these activities could harm the business, results of operations, financial condition or prospects of the combined company.

We face risks relating to our licensed and owned intellectual property.
      Licenses. The success of our Wholesale Operations division has to date been due, in part, to our ability to attract and retain licensors which have strong, well-recognized brands and trademarks. Our license agreements are generally for an initial term of two to three years, subject to renewal, but even where we have longer-term licenses or have an option to renew a license, such agreements are dependent upon us achieving certain results in marketing the licensed products. While we believe we will generally be able to renew our existing licenses and obtain new licenses in the future, there can be no assurance we will be able to renew our current licenses or obtain new licenses to replace lost licenses. In addition, certain of our license agreements are not exclusive, and new or existing competitors may obtain similar licenses.
      Trademarks. We believe that our trademarks and trade names are important to our business and are generally sufficient to permit us to carry on our business as presently conducted and planned. We cannot, however, know whether we will be able to secure protection for our intellectual property in the future or if that protection will be adequate for future operations. Further, we face the risk of ineffective protection of intellectual property rights in jurisdictions where we source and distribute our products. We also cannot be certain that our activities do not infringe on the proprietary rights of others. If we are compelled to prosecute infringing parties, defend our intellectual property or defend ourselves from intellectual property claims made by others, we may face significant expenses and liability.

We are dependent on leased locations.
      Our Famous Footwear and Specialty Retail divisions operate chains of footwear stores. We lease all of these stores. Accordingly, the success of our operations, in part, is dependent on our ability to secure affordable, long-term leases in desirable locations and to secure renewals of such leases. Although we believe that our current leases can be renewed on acceptable terms, no assurance can be given that we will be able to successfully negotiate lease renewals on existing stores or to obtain similar terms for new stores in desirable locations, and the failure to do so could have an adverse effect on our business, financial condition and results of operations.

We are dependent on major branded suppliers.
      Our Famous Footwear retail chain purchases a substantial portion of our footwear products from major branded suppliers. While we believe our relationships with our current suppliers are good, the loss of any of our major suppliers and product developed exclusively for Famous Footwear could have a material adverse effect on our business, financial condition and results of operations. As is common in the industry, we do not have any long-term contracts with our suppliers. In addition, the success of our financial performance is dependent on the ability of Famous Footwear to obtain products from its suppliers on a timely basis and on acceptable terms.
We are subject to periodic litigation and other regulatory proceedings.
      We are a defendant from time to time in lawsuits and regulatory actions relating to our business. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have a material adverse impact on our business, financial condition and results of operations. In addition, regardless of the outcome of any litigation or regulatory proceedings, such proceedings are expensive and will require that we devote substantial resources and executive time to defend the Company.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
      The following unaudited pro forma condensed consolidated financial data for Brown Shoe give effect to the Transactions (consisting of the Acquisition, the offering of the notes and the application of the proceeds therefrom, borrowings under our existing senior secured credit facility, and the repatriation of cash as if they had occurred on the dates indicated below and after giving effect to the pro forma adjustments. The unaudited pro forma condensed consolidated statement of earnings for the fiscal year ended January 29, 2005 has been derived from Brown Shoe’s audited statement of earnings for Brown Shoe’s fiscal 2004, ending January 29, 2005, and Bennett’s audited statement of income for Bennett’s fiscal 2004, ending December 31, 2004, and gives effect to the consummation of the Transactions, as if they had occurred on February 1, 2004. The unaudited pro forma condensed consolidated balance sheet as of January 29, 2005 has been derived from Brown Shoe’s audited balance sheet as of January 29, 2005 and Bennett’s audited balance sheet as of December 31, 2004, adjusted to give effect to the Transactions as if they occurred on January 29, 2005.
      The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. The pro forma results of operations are not necessarily indicative of the results of operations that would have been achieved had the transactions reflected therein been consummated on the date indicated or that will be achieved in the future. The unaudited pro forma condensed consolidated financial data are based on preliminary estimates and assumptions set forth in the accompanying notes. Pro forma adjustments are necessary to reflect the estimated purchase price and to adjust amounts related to Bennett’s assets and liabilities to a preliminary estimate of their fair values. Pro forma adjustments are also necessary to reflect the changes in depreciation and amortization expense resulting from fair value adjustments to assets, interest expense due to the new debt structure, income taxes due to the repatriation of cash, and the taxation of Bennett’s income as a result of the Transactions, as well as the effects related to such pro forma adjustments.
      The pro forma adjustments and allocation of purchase price are preliminary and are based on our estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual assets and liabilities of Bennett that exist as of the date of the completion of the Transactions. Any final adjustments may materially change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a significant change to the unaudited pro forma condensed consolidated financial data.
      We have presented the pro forma condensed consolidated statement of earnings for the fiscal year ended January 29, 2005 because we believe investors may find such data to be a useful measure of our recent operating performance.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
January 29, 2005
(in millions)

					Brown Shoe
					Pro Forma
	Historical	Historical	Pro Forma		Condensed
	Brown Shoe	Bennett	Adjustments		Consolidated

Assets
Current Assets
Cash and cash equivalents	$79.4	$0.9	$(59.2	)(a)	$21.1
Receivables, net of allowances	97.5	29.2	—		126.7
Inventories	421.5	33.4	3.8	(b)	458.7
Deferred income taxes	12.4	—	—		12.4
Prepaid expenses and other current assets	12.1	1.1	—		13.2

Total current assets	622.9	64.6	(55.4)		632.1

Prepaid pension costs	55.9	—	—		55.9
Other assets	31.5	1.1	4.1	(c)	36.7
Property and equipment, net	114.4	3.0	—		117.4
Goodwill and intangible assets, net	21.5	9.3	152.1	(d)	182.9

Total assets	$846.2	$78.0	$100.8		$1,025.0

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$92.0	$31.2	$(18.2	)(e)	$105.0
Trade accounts payable	144.0	9.7	—		153.7
Employee compensation and benefits	37.3	2.8	—		40.1
Other accrued expenses	60.8	2.0	—		62.8
Income taxes	7.4	0.1	(0.4	)(f)	7.1

Total current liabilities	341.5	45.8	(18.6)		368.7

Other Liabilities
Long-term debt	50.0	11.5	138.5	(g)	200.0
Deferred rent	34.1	—	—		34.1
Deferred income taxes	2.2	—	10.0	(h)	12.2
Other liabilities	27.1	0.4	—		27.5

Total other liabilities	113.4	11.9	148.5		273.8
Total shareholders’ equity	391.3	20.3	(29.1	)(i)	382.5

Total liabilities and shareholders’ equity	$846.2	$78.0	$100.8		$1,025.0

See accompanying notes to the unaudited pro forma condensed consolidated balance sheet.

(a)	The pro forma adjustment to cash was determined as follows:

Sources of cash:
Senior notes offered hereby	$150.0
Additional borrowings under existing revolving credit facility	13.0

$163.0
Uses of cash:
Purchase price of Bennett(1)	$205.0
Estimated fees and expenses associated with the Acquisition, net of fees already paid of $0.5 million	3.0
Payment of tax associated with foreign earnings repatriation	8.0
Estimated fees and expenses(2)	6.2

$222.2

Pro forma adjustment to cash	$(59.2)

(1)	Includes any indebtedness of Bennett repaid by us upon the closing of the Acquisition.

(2)	Includes $5.0 million in fees associated with the notes and $1.2 million in fees associated with a bridge loan commitment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Post-Transactions Liquidity and Capital Resources.”

(b)	Inventories

Estimated write-up of inventory to fair value under purchase accounting	$3.8

(c)	Other assets

Estimated fees and expenses associated with debt issuance	$5.0
Elimination of Bennett deferred financing costs	(0.4)
Reclassification of Brown’s deferred acquisition costs from Other assets to Goodwill and intangible assets	(0.5)

$4.1

(d)	Goodwill and intangible assets, net

Goodwill and intangible assets resulting from the Acquisition	$161.4
Elimination of Bennett goodwill and intangible assets	(9.3)

$152.1

Reflects the adjustment to goodwill for the excess of purchase price over the estimated fair value of Bennett net assets acquired after consideration of the pro forma adjustments outlined herein. The Acquisition will be accounted for using the purchase method of accounting, and a preliminary estimation of the purchase price allocation has been made. A final determination of the fair values and useful lives of assets and fair values of liabilities acquired cannot be made prior to the completion of the Acquisition and may differ materially from the preliminary estimates made by management. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities acquired and could result in significant changes to the unaudited pro forma condensed consolidated financial statements.

(e)	Current maturities of long-term debt

Additional borrowings under existing senior secured credit facility	$13.0
Repayment of Bennett current maturities of long-term debt	(31.2)

$(18.2)

(f)	Income taxes

Reduction of accrued taxes related to tax benefit associated with bridge loan commitment fee	$(0.4)

(g)	Long-term debt

Senior notes offered hereby	$150.0
Repayment of Bennett long-term debt	(11.5)

$138.5

(h)	Deferred income taxes

Estimated deferred tax liability (non-cash) generated as a result of basis differences of acquired assets and liabilities for book and tax purposes	$10.0
(i)  Total shareholders’ equity

Elimination of Bennett members’ equity resulting from purchase accounting adjustments	$(20.3)
Tax expense associated with foreign earnings repatriation	(8.0)
Expense associated with bridge loan commitment fee, net of tax benefit of $0.4 million	(0.8)

$(29.1)

Unaudited Pro Forma Condensed Consolidated Statement of Earnings
Fiscal Year Ended January 29, 2005
(in millions)

					Brown Shoe
					Pro Forma
	Historical	Historical	Pro Forma		Condensed
	Brown Shoe	Bennett(a)	Adjustments		Consolidated

Net sales	$1,941.8	$207.7	$(1.1	)(b)	$2,148.4
Cost of goods sold	1,157.4	136.4	2.8	(c)	1,296.6

Gross profit	784.4	71.3	(3.9)		851.8
Selling, administrative and other expenses	720.6	52.4	5.4	(d)	778.4

Operating earnings	63.8	18.9	(9.3)		73.4
Interest expense, net	(7.5)	(2.4)	(13.1	)(e)	(23.0)

Earnings before income taxes	56.3	16.5	(22.4)		50.4
Income tax provision	(13.0)	(0.7)	(5.1	)(f)	(18.8)

Net earnings	$43.3	$15.8	$(27.5)		$31.6

(a)	Certain data reflected in the “Historical Bennett” column have been reclassified to conform to Brown Shoe’s current presentation. Commission and license income of Bennett in the amount of $18.1 million has been reclassified to net sales with no corresponding adjustment to cost of goods sold.

(b)	Net sales

	Reflects the elimination of Bennett net sales of $1.1 million to Brown Shoe.	$(1.1)

(c)	Cost of goods sold

Non-cash cost of goods sold impact of estimated fair value step up of acquired inventory	$3.8
Reflects the elimination of Bennett cost of goods sold of $1.0 million to Brown Shoe, to the extent that such product remains in Brown Shoe’s ending inventory as of January 29, 2005	(1.0)

$2.8

(d)	Selling, administrative and other expenses

Estimated amortization of acquired intangible assets	$6.1
Elimination of Bennett’s amortization of intangible assets	(0.7)

$5.4

(e)	Interest expense, net

Estimated interest expense and associated fees and expenses on debt to finance the Acquisition	$(14.0)
Elimination of Bennett’s interest expense, reflecting the repayment of debt upon acquisition	2.4
Reduced interest income on existing cash and cash equivalents	(0.8)
Amortization of debt issuance costs associated with senior notes offered hereby	(0.7)

$(13.1)

(f)	Income tax provision

Estimated tax expense associated with the repatriation of foreign earnings used to fund a portion of the acquisition	$(8.0)
Adjustment of Bennett’s effective tax rate(1)	(5.4)
Tax effect of other pro forma adjustments	8.3

$(5.1)

(1)	Historically, Bennett has been treated as a partnership for federal income tax purposes and, consequently, federal income tax liabilities flowed through to the members of Bennett. Following the Transactions, Bennett’s income will be subject to taxation as part of the Brown Shoe Company, Inc. consolidated tax returns. The pro forma adjustment reflects the estimated incremental U.S. federal and state income tax provision as if Bennett had been subject to taxation under subchapter C of the Internal Revenue Code for the full fiscal year.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—BENNETT
Overview
      The following information concerning Bennett should be read in conjunction with Bennett’s audited consolidated financial statements and the notes thereto contained elsewhere in this offering memorandum. References to fiscal 2002, fiscal 2003 and fiscal 2004 refer to Bennett’s fiscal years ended on December 31, 2002, 2003 and 2004, respectively.
      General. Founded in 1961, Bennett is a leading designer and marketer of branded and private label women’s fashion footwear in the United States. Bennett’s footwear offerings are sold across a broad range of distribution channels, including department stores, specialty footwear retailers, national chain retailers and mass merchandisers. Bennett’s owned brands include the Via Spiga and Nickels Soft brands. It also licenses Franco Sarto, Etienne Aigner and certain other brands under exclusive arrangements.
      Significant Transactions. Effective February 14, 2004, Bennett acquired the U.S. wholesale and retail operations of Intershoe, Inc., a designer, importer and marketer of women’s and men’s footwear to retailers throughout North America, primarily under the Via Spiga and Nickels Soft brands, and a retailer of Via Spiga shoes. The purchase price, including acquisition costs, was $22.3 million.
      On September 15, 2003, Bennett entered into an exclusive, seven-year licensing agreement with Etienne Aigner, Inc. to market and sell products bearing the Etienne Aigner brand and other related brands.
      As a result of these transactions (and certain other transactions that were not consummated), and the changes in Bennett’s ownership structure in fiscal 2003, there are several items affecting the operating results of Bennett in fiscal 2004 and fiscal 2003. These items are:

•	Special Compensation Costs — In conjunction with the restructuring of the ownership of Bennett in fiscal 2003, certain share-based compensation costs were incurred and special cash incentive compensation programs were instituted. These compensation costs totaled $3.6 million and $3.8 million in fiscal 2004 and fiscal 2003, respectively.

•	Etienne Aigner Distribution Center Costs — In conjunction with the acquisition of the Etienne Aigner license in late 2003, Bennett incurred duplicate distribution center and systems processing costs during the start-up transition period of $1.1 million in fiscal 2004 and $0.3 million in fiscal 2003.

•	Intershoe Transition Costs — Transition and start-up costs associated with this acquisition in early fiscal 2004 totaled $1.3 million. These costs consisted primarily of staffing costs.

•	Professional Fees — In fiscal 2004, Bennett incurred $0.9 million of costs investigating additional acquisitions that were not consummated. In fiscal 2003, Bennett incurred professional fees of $1.5 million in connection with the ownership restructuring described above and $0.1 million of costs investigating additional acquisitions that were not consummated.

      Recent Event. On March 14, 2005, Bennett entered into a Securities Purchase Agreement with Brown Shoe, whereby Brown Shoe will acquire Bennett. The acquisition is expected to close during April 2005.
      Business Environment. Although the retail environment will continue to be very challenging, Bennett believes its existing brand portfolio provides a foundation for continued growth in fiscal 2005 and beyond. Bennett will seek to effect pricing measures and strategies designed to increase its revenues from the sale of footwear. These measures and strategies may include price increases, which may or may not accompany the repositioning of a brand or a line, or decisions regarding appropriate policies for markdowns or allowances. However, due to the competitive nature of the fashion footwear business and pressure from retailers to maintain or reduce price points, Bennett believes that it is constrained in significantly increasing or maintaining its revenues through pricing measures and strategies.
      Revenues. Bennett recognizes net product revenue on wholesale sales of footwear and, starting in fiscal 2004, retail sales of footwear. Bennett also recognizes commission income representing fees earned for creating designs and managing the development and production processes of private label and other footwear for certain retailers. Bennett also recognizes license income in the form of fees earned when a licensee or sub-licensee of Bennett’s owned or licensed brand names reports sales of licensed products.
      Income Taxes. Income taxes for Bennett are generally the responsibility of its members because it is treated as a partnership for federal income tax purposes. Accordingly, Bennett’s income tax provision only reflects state taxes for certain states that do not treat limited liability companies as flow-through entities for income tax purposes. Following the consummation of the Acquisition, Bennett’s income will be subject to taxation as part of the Brown Shoe consolidated tax returns.

Consolidated Results

	Fiscal Years Ended December 31,

	2004		2003		2002

		% of		% of		% of
		Net		Net		Net
		Product		Product		Product
($ millions)		Revenue		Revenue		Revenue

Net product revenue	$189.6	100.0%	$113.1	100.0%	$97.8	100.0%
Cost of goods sold	136.4	71.9%	81.3	71.9%	68.4	69.9%

	53.2	28.1%	31.8	28.1%	29.4	30.1%
Commission and license income	18.1	9.5%	13.4	11.8%	12.2	12.4%

Gross profit	71.3	37.6%	45.2	39.9%	41.6	42.5%
Selling and administrative expenses	51.6	27.2%	31.9	28.2%	26.3	26.9%

Operating earnings	19.7	10.4%	13.3	11.7%	15.3	15.6%
Interest expense	(2.4)	(1.3)%	(1.2)	(1.0)%	(1.0)	(1.0)%
Other expense, net	(0.8)	(0.4)%	(0.3)	(0.3)%	—	—

Income before income taxes	16.5	8.7%	11.8	10.4%	14.3	14.6%
Provision for income taxes	(0.7)	(0.4)%	(0.7)	(0.6)%	(0.6)	(0.6)%

Net earnings	$15.8	8.3%	$11.1	9.8%	$13.7	14.0%

Fiscal 2004 Compared to Fiscal 2003
      Net product revenue increased by $76.5 million, or 67.6%, to $189.6 million in fiscal 2004. The increase reflects $50.8 million of net product revenue of Intershoe brands, including net product revenue of $10.6 million from the Via Spiga retail stores acquired in February 2004. Additionally, the full year effects of the acquisition of the Etienne Aigner license in September 2003 contributed $25.6 million of additional net product revenue in fiscal 2004. Franco Sarto net product revenue increased by $2.8 million as Bennett continued to grow this business through category expansion at many of its major retail customers. These increases offset a $2.7 million decrease in Bennett’s other brands. The resulting overall increase in net product revenue was therefore largely due to increased unit volume and a shift in sales mix to higher-priced products (both of which resulted from the addition of brands in fiscal 2004 and fiscal 2003), rather than due to increased pricing.
      Commission and license income increased $4.7 million, or 35.1%, to $18.1 million in fiscal 2004 due to management’s ability to leverage its brand portfolio to successfully build its mid-tier business and expand its licensing opportunities through its owned and licensed brands.
      Gross profit increased $26.1 million, or 57.7%, to $71.3 million in fiscal 2004. The increase in gross profit was driven primarily by Bennett’s growth in net product revenue. As a percentage of sales, gross profit decreased to 37.6% from 39.9% due to inventory disposal costs associated with the acquired Intershoe brands as well as a difficult retail environment during the second half of the year.
      Selling and administrative expenses increased $19.7 million, or 61.8%, to $51.6 million in fiscal 2004. The increase in selling and administrative expenses in fiscal 2004 is primarily due to the Intershoe acquisition, including costs to consolidate operations of $1.3 million, transition costs associated with the acquisition of the Etienne Aigner license of $1.1 million in fiscal 2004, compared to $0.3 million in fiscal 2003, as well as costs of investigating additional acquisitions of $0.9 million. In addition, special compensation costs and professional fees related to the restructuring of ownership of Bennett were $3.3 million in fiscal 2004 and $5.1 million in fiscal 2003.

      As a percentage of sales, selling and administrative expenses were 27.2% in fiscal 2004 compared to 28.2% in fiscal 2003. This decrease, and improved leverage of the expense base, reflects the 67.6% increase in net product revenue in fiscal 2004, which exceeded the 61.8% increase in selling and administrative costs.
      Interest expense increased $1.2 million to $2.4 million in fiscal 2004. The increase is reflective of higher borrowings associated with the Etienne Aigner license acquisition in September 2003 and the Intershoe acquisition in February 2004, as well as increasing interest rates during the second half of the year.

Fiscal 2003 Compared to Fiscal 2002
      Net product revenue increased by $15.3 million, or 15.6%, to $113.1 million in fiscal 2003. The increase reflects $10.0 million of net product revenue of the Etienne Aigner products, which were licensed in September 2003. Additionally, Franco Sarto net product revenue increased by $6.9 million as Bennett successfully expanded the footwear categories sold using this trade name. These increases offset a $1.6 million decrease in net product revenue of Bennett’s other brands. The resulting overall increase in net product revenue was therefore largely due to increased unit volume and a shift in sales mix to higher-priced products, rather than due to increased pricing.
      Commission and license income increased 10.0% in 2003 primarily due to increased first-cost sales of private label products to discount retailers on which commissions were earned.
      Gross profit increased $3.6 million, or 8.7%, to $45.2 million in fiscal 2003. As a percentage of sales, gross profit decreased to 39.9% in fiscal 2003 compared to 42.5% in fiscal 2002. The decrease in gross profit percentage was due primarily to inventory disposal costs associated with the acquisition of the Etienne Aigner license, as a portion of inventories on hand and at retail accounts were sold at discounted prices.
      Selling and administrative expenses increased $5.6 million, or 21.3%, to $31.9 million in fiscal 2003. As a percentage of sales, selling and administrative expenses were 28.2% in fiscal 2003 compared to 26.8% in 2002. The increase in selling and administrative expenses in fiscal 2003 was primarily due to special cash compensation costs associated with the restructuring of Bennett’s ownership and professional fees associated with the ownership restructuring and financings in fiscal 2003.
Liquidity and Capital Resources
      Bennett has historically funded its operations principally through a combination of senior bank indebtedness and income from operations. The fiscal 2003 license and asset purchase transactions with Etienne Aigner were funded through a combination of increased senior bank indebtedness and income from operations. In fiscal 2004, Bennett used the proceeds of equity investments and members’ loans, along with increased senior bank indebtedness and income from operations, to fund the acquisition of the Intershoe footwear brands and certain related businesses and assets.

Borrowings

	December 31,

($ millions)	2004	2003	Increase

Line of credit	$25.7	$14.0	$11.7
Long-term debt, including current maturities	16.9	12.1	4.8

Total short and long-term debt	$42.6	$26.1	$16.5

      In May 2003, Bennett entered into a five-year $35.0 million secured financing agreement. The agreement consisted of a $25.0 million revolving credit facility, which was increased by $5.0 million in September 2003, and a $10.0 million term loan. The amount that Bennett may borrow under the revolving credit facility is referred to as Availability, which is based on a formula of eligible accounts receivable and eligible inventory, subject to certain adjustments, less outstanding borrowings and letters of credit. Certain loan covenants would be breached if Availability were to fall below certain specified levels during the course of the year. There are certain other restrictions and covenants to the agreement. Interest rates on the line of credit are based on LIBOR plus 2.50% or the lender’s base rate. Borrowings are collateralized by all assets of Bennett. The term loan is payable in sixty monthly installments of $166,700 plus an annual excess cash flow payment based upon the prior year results. Interest rates for the term loan are based on LIBOR plus 3.50% or 1.00% over the base rate.
      In fiscal 2004, Bennett acquired the U.S. wholesale and retail operations of Intershoe, Inc. The $22.3 million acquisition was funded by a combination of senior debt, sellers financing and contributed equity by the members as follows:

Capital contribution	$9.0 million
Seller note	6.2 million
Senior term loan	5.0 million
Revolver borrowings	2.1 million

Total	$22.3 million

      In connection with the Intershoe acquisition, Bennett’s secured financing agreement was amended to increase the facility size to $55.0 million, including a $40.0 million revolving credit facility and a $15.0 million term loan. Additionally, the term loan monthly installment payment was increased to $267,000 over the remainder of the original five-year term of the loan.
      At the end of fiscal 2004, Bennett had $42.6 million of borrowings and $1.6 million of letters of credit. Total Availability under the revolving credit facility was $10.8 million at the end of fiscal 2004.
      In fiscal 2004, Bennett’s total debt increased by $16.5 million to $42.6 million due in part to the $13.3 million needed to fund the Intershoe acquisition.
      Bennett believes that borrowing capacity under this facility will be adequate to meet its operational needs and capital expenditure plans for the foreseeable future. In connection with the Acquisition, it is expected that Bennett’s existing credit facilities will be repaid in full and thereafter terminated.

Cash Flow Analysis

	Fiscal years
	ended
	December 31,
			Increase/
($ millions)	2004	2003	(Decrease)

Net cash provided by operating activities	$8.1	$11.9	$(3.8)
Net cash used in investing activities	(16.2)	(9.0)	(7.2)
Net cash provided by (used in) financing activities	9.0	(2.9)	11.9

Increase in cash	$0.9	$—	$0.9

      Net cash provided by operating activities in fiscal 2004 was $8.1 million, compared to $11.9 million in fiscal 2003. The decrease in net cash provided by operating activities in fiscal 2004 was principally related to losses associated with the transition of the Intershoe business, primarily in the form of duplicative fixed cost expenses as well as unprofitable closeout sales of retail inventory at the acquired Via Spiga stores and unprofitable sales of certain wholesale inventories related to discontinued brands.
      Net cash used in investing activities increased by $7.2 million to $16.2 million in fiscal 2004. The increase was due to the Intershoe acquisition.
      Net cash provided by financing activities increased by $11.9 million to $9.0 million in fiscal 2004. The increase represented a higher debt level to fund the Intershoe acquisition.

Critical Accounting Policies and Estimates

General
      The preparation of financial statements in conformity with generally accepted accounting principles requires Bennett’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, Bennett evaluates its estimates, including those related to markdowns, bad debts, inventories, intangible assets, and contingencies. Bennett bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
      Bennett believes the following critical accounting policies affect its more significant judgments and estimates used in preparation of its consolidated financial statements.

Revenue Recognition
      Bennett recognizes revenue upon the shipment of products. Allowances for markdowns and doubtful accounts are estimated based on historical losses, adjusting for current economic conditions, and in some cases, evaluating specific customer accounts for risk of loss. The establishment of reserves requires the use of judgment and assumptions regarding the potential for losses on receivable balances. Though Bennett considers these balances adequate and proper, changes in economic conditions in specific markets in which Bennett operates could have a material effect on reserve balances required.

Inventories
      Inventories are Bennett’s most significant assets, representing 43% of total assets at the end of fiscal 2004. Bennett value inventories at the lower of cost or market using the first-in, first-out (FIFO) method.
      Bennett continually applies its judgment in valuing inventories by assessing the net realizable value of inventories based upon current selling prices. Bennett provides markdown reserves to reduce the carrying value of inventories to a level reflecting market prices that are below the cost of the inventories. At year-end, Bennett reduces the carrying value of individual styles where the net realizable value is lower than cost.

Intangible Assets
      Specifically, identifiable intangible assets, which consist of debt issuance costs, licenses, and trademarks, are reported at cost, net of accumulated amortization. These intangible assets, with the exception of the trademarks, are being amortized over their estimated useful lives, which range from five to seven years, at amortization rates that are proportional to each asset’s estimated economic benefit to Bennett. Trademarks are considered to have an indefinite life and, therefore, are not being amortized. Bennett reviews the carrying value of these intangible assets annually, or more frequently when indicators of impairment are present.
Off Balance Sheet Arrangements
      At December 31, 2004, Bennett was liable for certain standby letters of credit totaling $1.6 million primarily representing security deposits for leased property. Additionally, Bennett had foreign currency contracts with a fair market value of $0.8 million for purchases of Italian-sourced footwear in Euros.
Contractual Obligations
      In the normal course of business, Bennett enters into contracts and commitments, which obligate it to make payments in the future. The table below sets forth Bennett’s significant future obligations by time period. Further information describing these commitments is provided in notes 5, 8, 9, and 13 to Bennett’s consolidated financial statements. Bennett’s obligations as of December 31, 2004 include the following:

	Payments Due by Period

		Less Than	1-3	3-5	More Than
($ millions)	Total	1 Year	Years	Years	5 Years

Line of credit	$25.7	$25.7
Long-term debt(1)	16.9	5.4	$11.4	$0.1
Operating lease commitments	27.0	4.4	8.5	7.1	$7.0
Minimum license fee commitments	22.2	3.1	7.3	7.8	4.0
Purchase obligations(2)	12.0	12.0

Total	$103.8	$50.6	$27.2	$15.0	$11.0

(1)	Long-term debt represents principal payments exclusive of interest.

(2)	Purchase obligations include agreements to purchase goods or services in the normal course of business that specify all significant terms, including quantity and price provisions.
Exchange Rates
      Bennett does not manufacture its own products, but rather has them manufactured abroad because of supplier availability and manufacturing prices. Bennett has no long-term contracts with these manufacturers. Instead, Bennett has chosen to rely on relationships with agents with access to manufacturing facilities to maximize Bennett’s sourcing flexibility. To protect itself against currency fluctuations, when purchasing from China and Brazil, Bennett purchases products in U.S. dollars. Future purchase prices for Bennett’s products may be impacted by fluctuations in the exchange rate between the U.S. dollar and the local currencies of the contract manufacturer, which may affect Bennett’s cost of goods sold in the future. Bennett does not believe the potential effects of such fluctuations would have a material adverse effect on Bennett.
      In fiscal 2004, as a result of the Intershoe transaction, Bennett began sourcing Via Spiga products from Italy. All Italian sourced products are purchased in Euros. In order to reduce exposure arising from adverse changes in Euro exchange rates, Bennett enters into foreign exchange contracts with maturities of normally less than one year. The level of outstanding contracts during the year is dependent on the seasonality of Bennett’s business and demand for the Via Spiga products. The changes in market value of foreign exchange contracts have a high correlation to the changes in the Euro value of the related transactions.
Impact of Inflation
      The effects of inflation on Bennett’s business and results of operations have not been material over the last several years.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 and Forward-Looking Statements
      This “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Bennett” contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected, as they are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, many of the risks detailed in “Risks Relating to Our Business.” Neither Brown nor Bennett undertake any obligation or plan to update these forward-looking statements, even though Bennett’s situation may change.

POST-TRANSACTIONS LIQUIDITY AND CAPITAL RESOURCES

      On March 14, 2005, we announced that we entered into a Securities Purchase Agreement to acquire Bennett for $205 million in cash, plus contingent payments of up to $42.5 million, based upon the achievement of certain performance targets over the next three years. The purchase price is subject to a post-closing adjustment based on actual net equity. The Acquisition is expected to close on the date of issuance of the notes. We will use the net proceeds from the offering, together with cash on hand and borrowings under our existing senior secured credit facility, to finance our acquisition of Bennett and to pay related fees and expenses.
      We have received a commitment letter from a lender to provide a senior unsecured loan to fund up to $100 million for the Acquisition, which will bear interest at the greater of 8.25% or a floating rate based on three-month LIBOR, increasing at the end of each three-month period that the loan is outstanding (“the Bridge Loan”), to be funded if the offering of the notes does not close prior to the closing of the Acquisition. The Bridge Loan will be guaranteed by all of our existing and future subsidiaries that are guarantors under our existing senior secured credit facility. We will fund the remaining portion of the purchase price from existing cash and available borrowings under our existing senior secured credit facility.
Post-Transactions Debt
      At January 29, 2005, on a pro forma basis after giving effect to the Transactions, we would have had $305.0 million principal amount of consolidated indebtedness, consisting of $155.0 million under our existing senior secured credit facility and $150.0 million principal amount of the senior notes. Principal and interest payments under our debt obligations will represent significant liquidity requirements for us. Borrowings under our existing senior secured credit facility will bear interest at floating rates based upon the interest rate option we select. In addition to paying interest on the outstanding principal amount of borrowings under our existing senior secured credit facility, we are required to pay a commitment fee to the lenders for unused commitments at rate of 0.3% per annum and certain other fees. Our existing senior secured credit facility and the senior notes will impose restrictions on our operations, including our ability to make capital expenditures and incur additional debt. These restrictions could limit our ability to respond to unanticipated liquidity demands and to take advantage of business opportunities. See “Description of Certain Indebtedness” for a more detailed description of our existing senior secured credit facility, and “Description of Notes” for a more detailed description of the terms of the senior notes offered hereby. See also “Risk Factors — Risks Relating to the Notes.”
Capital Expenditures
      Our capital expenditures have historically included primarily furniture and fixtures and leasehold improvements to build-out and/or remodel our retail stores. For fiscal year ended January 29, 2005, Brown Shoe spent $46.2 million on capital expenditures, and for the year ended December 31, 2004, Bennett spent $1.1 million on capital expenditures. We expect to spend approximately $40 to $45 million per annum over the next three years. Our ability to make capital expenditures is limited by the terms of our existing senior secured credit facility and the senior notes offered hereby.
Sources of Liquidity
      Following the transactions, our principal source of cash to fund our liquidity needs will be cash from operating activities and borrowings under our existing senior secured credit facility. Amounts available under our existing senior secured credit facility may be used for general corporate purposes and working capital. We believe that cash generated from operations, together with amounts available under our existing senior secured credit facility, will be adequate to meet our debt service requirements, working capital needs, capital expenditures and integration costs, although no assurance can be given in this regard. Our future operating performance and ability to service or refinance the notes or our existing senior secured credit facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Quantitative and Qualitative Disclosures About Market Risk
      We anticipate that, following the Transactions, we will have market risk exposure relating to interest rates and foreign currency exchange rates.
      We anticipate that, immediately following consummation of the Transactions, our primary market risk exposure will consist of interest rate risk relating to the variable rate borrowings under our existing senior secured credit facility. The variable interest rate under our existing senior secured credit facility will be based upon the interest rate option we select. Depending on the composition of borrowings under our existing senior secured credit facility, we may be vulnerable to changes in one or both of the LIBOR and short-term U.S. prime interest rates. We may hedge portions of our interest rate exposure, with the objective of reducing the financial impact on us of fluctuations in market interest rates, using arrangements such as interest rate swaps. Based on our pro forma outstanding indebtedness assuming completion of the Transactions as of January 29, 2005, and without giving effect to any interest rate protection measures we may adopt, our potential loss in terms of pre-tax earnings and cash flows from a 10% increase in interest rates would be approximately $0.6 million on an annual basis, attributable to the impact of the interest rate increase on our variable rate borrowings.
      We anticipate that our exposure to currency exchange rate fluctuations following the Transactions will result primarily from the translation exposure associated with the preparation of our consolidated financial statements, in which the financial statements of our subsidiaries outside the United States are translated into U.S. dollars by applying an appropriate exchange rate, as well as from transaction exposure associated with generating revenues and incurring expenses in different currencies, to the extent that receipts and expenditures are not offsetting in any currency. We may enter into transactions in derivative financial instruments to hedge portions of our currency exchange rate exposure from time to time.

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Financial Statements of Bennett Footwear Holdings, LLC and Subsidiaries
Independent Auditors’ Report	F-2
Consolidated Financial Statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004
Consolidated Balance Sheets	F-3
Consolidated Statements of Income	F-4
Consolidated Statements of Changes in Members’ Equity	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7

INDEPENDENT AUDITORS’ REPORT

The Members

Bennett Footwear Holdings, LLC
      We have audited the accompanying consolidated balance sheets of Bennett Footwear Holdings, LLC and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in members’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bennett Footwear Holdings, LLC and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for the each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 14, 2005

BENNETT FOOTWEAR HOLDINGS, LLC
CONSOLIDATED BALANCE SHEETS

	December 31

	2004	2003

Assets
Current assets:
Cash	$863,331	$600
Accounts receivable, net of allowance for doubtful accounts of $601,704 and $489,900 in 2004 and 2003, respectively	29,229,865	16,748,916
Inventories, net	33,443,364	19,848,108
Prepaid royalties	—	2,123,822
Prepaid expenses and other current assets	1,027,799	381,157

Total current assets	64,564,359	39,102,603
Property, plant and equipment, net	2,994,911	1,037,732
Licenses, net	2,723,435	2,771,031
Trademark	6,614,738	—
Other assets, net	1,116,616	855,621

Total assets	$78,014,059	$43,766,987

Liabilities and members’ equity
Current liabilities:
Line of credit	$25,742,809	$13,973,119
Accounts payable	9,055,407	8,643,888
Accounts payable to Pentland	629,267	439,702
Accrued expenses	1,737,887	498,774
Accrued compensation	2,812,087	1,965,487
Accrued state income taxes	136,106	—
Current portion of notes payable	5,408,204	2,041,856
Current portion of lease obligation	292,061	—
Current portion of amount due to Aigner	—	3,034,075

Total current liabilities	45,813,828	30,596,901
Notes payable, net of current portion	11,491,185	10,058,721
Long-term lease obligation, net of current portion	431,377	—
Due to Aigner, net of current portion	—	413,385
Members’ equity:
Preferred units 24,625 and 20,819 issued and outstanding at 2004 and 2003, respectively ($27,179,685 liquidation preference)	3,805,982	—
Common A units 1,182,816 and 1,000,000 issued and outstanding at 2004 and 2003, respectively	5,194,019	—
Common B units 24,140 and 20,408 issued and outstanding at 2004 and 2003, respectively	1,871,951	—
Unit subscription receivable	(530,207)	—
Members’ equity/retained earnings	9,935,924	2,697,980

	20,277,669	2,697,980

Total liabilities and members’ equity	$78,014,059	$43,766,987

See accompanying notes.

BENNETT FOOTWEAR HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31

	2004	2003	2002

Net product revenue	$189,577,072	$113,077,461	$97,837,418
Cost of product revenue	136,415,713	81,326,756	68,403,680

	53,161,359	31,750,705	29,433,738
Commission and license income	18,113,496	13,389,846	12,169,056

Gross profit	71,274,855	45,140,551	41,602,794
Operating expenses:
Selling and marketing	22,842,614	12,160,106	10,834,290
General and administrative	28,726,328	19,693,205	15,426,697

	51,568,942	31,853,311	26,260,987

Income from operations	19,705,913	13,287,240	15,341,807
Interest expense	(2,376,497)	(1,205,611)	(1,024,520)
Other expense, net	(764,029)	(324,838)	(6,543)

Income before income taxes	16,565,387	11,756,791	14,310,744
Provision for income taxes	749,355	648,779	605,408

Net income	$15,816,032	$11,108,012	$13,705,336

See accompanying notes.

BENNETT FOOTWEAR HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

		Preferred		Common A		Common B		Unit
	Members’							Subscription	Retained
	Equity	Units	$	Units	$	Units	$	Receivable	Earnings	Totals

January 1, 2002	$6,861,933									$6,861,933
										—
Distributions	(7,338,082)									(7,338,082)
Net income	13,705,336									13,705,336

December 31, 2002	13,229,187									13,229,187
Distributions through May 19, 2003	(3,912,358)									(3,912,358)
Net income through May 19, 2003	2,945,439									2,945,439
Exchange of ownership interests at formation of Holdings	(12,262,268)	20,819	$—	1,455,288	$—				$12,262,268	—
Repurchase and retirement of units				(455,288)					(15,714,043)	(15,714,043)
Grant of Common B Units						20,408	$—			—
Distributions after May 19, 2003									(2,012,818)	(2,012,818)
Net income after May 19, 2003									8,162,573	8,162,573

December 31, 2003	—	20,819	—	1,000,000	—	20,408	—		2,697,980	2,697,980
Distributions									(8,578,088)	(8,578,088)
Equity contributions		3,806	3,805,982	182,816	5,194,019			$(530,207)		8,469,794
Grant of Common B Units						3,732	—			—
Incentive compensation expense							1,871,951			1,871,951
Net income									15,816,032	15,816,032

December 31, 2004	$—	24,625	$3,805,982	1,182,816	$5,194,019	24,140	$1,871,951	$(530,207)	$9,935,924	$20,277,669

See accompanying notes.

BENNETT FOOTWEAR HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31

	2004	2003	2002

Operating activities
Net income	$15,816,032	$11,108,012	$13,705,336
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	598,829	371,903	349,235
Amortization	856,473	234,478	121,901
Incentive compensation expense	1,871,951
Impairment of fixed assets	—	400,000	—
Amortization of debt discount	195,622	—	—
Provision for losses on accounts receivable	111,804	44,900	(215,000)
(Gain) loss on disposal of property, plant and equipment	93,909	(36,795)	13,304
Change in operating assets and liabilities, net of effects of business acquisition:
Accounts receivable	(7,399,105)	(8,069,436)	292,599
Inventories	1,104,230	(117,820)	1,317,648
Due from related party	—	780,948	(780,948)
Prepaid royalties	2,123,822	(2,123,822)	—
Prepaid expenses and other current assets	193,010	(140,039)	18,267
Other assets	(112,365)	(64,306)	(186,786)
Accounts payable	(8,342,822)	5,441,587	(722,883)
Accounts payable to Pentland	189,565	102,851	147,873
Due to Aigner	(2,450,071)	3,447,460	—
Accrued expenses	2,213,530	(325,431)	498,494
Accrued compensation	846,600	907,322	532,105
Accrued/prepaid state income taxes	159,475	(70,769)	(34,620)

Total adjustments	(7,745,543)	783,031	1,351,189

Net cash provided by operating activities	8,070,489	11,891,043	15,056,525
Investing activities
Acquisition, net of cash acquired	(15,071,237)	—	—
Purchases of property, plant and equipment	(1,097,007)	(164,663)	(765,619)
License acquisition costs	—	(2,771,031)	—
Purchase of Aigner assets	—	(6,069,118)	—
Net proceeds from the sale of property, plant and equipment	—	42,918	—

Net cash used in investing activities	(16,168,244)	(8,961,894)	(765,619)
Financing activities
Net (payments) advances on line of credit	11,769,690	12,439,918	(3,679,830)
Net (payments) advances on bank term loan	5,000,000	—	—
Proceeds from related-party notes payable	5,000,000	—	—
Payments on related-party notes payable	(5,041,856)	(1,374,951)	(1,874,107)
Proceeds from notes payable	—	10,000,000	—
Debt issuance costs	(152,179)	(399,533)	(20,797)
Payments on notes payable	(6,891,304)	(4,955,364)	(1,500,000)
Payments of lease obligations	(615,571)	—	—
Equity contributions	8,469,794	—	—
Repurchase of Common A Units	—	(12,714,043)	—
Distributions to members	(8,578,088)	(5,925,176)	(7,338,082)

Net cash provided by (used in) financing activities	8,960,486	(2,929,149)	(14,412,816)

Net increase (decrease) in cash	862,731	—	(121,910)
Cash at beginning of year	600	600	122,510

Cash at end of year	$863,331	$600	$600

Noncash investing and financing activities
Issuance of note receivable	$—	$160,000	$—
Issuance of related party debt	—	3,000,000	—
Issuance of debt — Intershoe	6,173,292	—	—
Stock subscription receivable	530,207	—	—
Issuance of debt — lease	463,118	—	—
License acquisition costs	341,620
See accompanying notes.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

1.	Nature of Business and Basis of Presentation
      Bennett Footwear Group LLC (BFG), a Delaware limited liability company, was formed on October 27, 1998 to acquire a wholesale shoe business for no material consideration except for the assumption of existing obligations. As a result, the BFG ownership interest, represented by a single class of members (owners), had no assigned value and subsequent, undistributed earnings were accumulated in members’ equity.
      On May 20, 2003, the members of BFG contributed their ownership interests to a newly created holding company, Bennett Footwear Holdings, LLC (Holdings or the Company), another Delaware limited liability company and now the sole member of BFG. At the same time, each of Holdings’ owners sold some or all of their ownership interest to Heritage Partners (Heritage), a private equity investment company, and created various classes of ownership interest (see Note 10). As a result, the members of Holdings presently include Heritage, BICO Business Trust (BICO), a trust for the benefit of key management personnel, and Pentland U.S.A., Inc. (Pentland), a principal licensor to the Company.
      The consolidated financial statements include the accounts of the Company and all wholly owned subsidiaries (BFG, Bennett Footwear Acquisition LLC and Bennett Footwear Retail LLC).
      The Company designs, imports and markets full lines of women’s and children’s branded and private-label footwear to retailers throughout North America. Substantially all of the Company’s products are manufactured outside of the United States, with a significant concentration in China, Brazil and Italy.

2.	Summary of Significant Accounting Policies
Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to sales returns allowances, accounts receivable, inventory, and commissions. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Revenue Recognition
      Revenue is recognized in accordance with Staff Accounting Bulletin (SAB), No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition. Prior to 2004, net product revenue represented wholesale sales of footwear recognized upon transfer of title at time of shipment as long as there was evidence of an arrangement, the price was fixed or determinable, and collectibility was probable. In 2004, in addition to the wholesale sales, net product revenue includes approximately $10.6 million of retail sales recognized at the time of register receipt. The Company accrues for estimated returns in accordance with Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of Return Exists, based on historical return levels.
      Commission income represents fees earned for creating designs and managing the development and production processes of private label footwear for certain retailers. Commission income is recognized when the retailer takes legal title to the goods. License income is recognized when the licensee or sub-licensee of Company-owned or licensed brand names reports sales of licensed products.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In accordance with Emerging Issues Task Force (EITF) Issue No. 00-10, Accounting for Shipping and Handling Fees, the Company has classified shipping and handling costs related to sales transactions for which they are reimbursed as revenue and cost of revenues. For the years ended December 31, 2004, 2003, and 2002, total shipping and handling fees included in net product revenue were $440,495, $418,255, and $363,789, respectively.
Comprehensive Income
      SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The Company’s comprehensive income was equal to its net income for all periods presented.
Inventories
      Inventories, consisting of finished goods, are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or market. Inventories consist primarily of finished footwear products.
Advertising
      Advertising costs are expensed as incurred. Advertising expense was approximately $3,896,000, $2,560,000, and $2,572,000 for the years ended December 31, 2004, 2003 and 2002, respectively.
Property, Plant and Equipment
      Property, plant and equipment are stated at cost. Repair and maintenance costs are expensed as incurred, while renewals and betterments are capitalized. Upon disposal, the appropriate asset accounts are reduced by the related costs and accumulated depreciation, and the resulting gains and losses are reflected in the statements of operations. Depreciation is provided on the declining-balance and straight-line methods over the estimated useful lives of the related assets. Estimated useful lives are as follows:

Building and improvements	40 years
Machinery and equipment	5-10 years
Office furniture and equipment	5-7 years
Computer software	3 years
Equipment under capital leases	Lease term
Leasehold improvements	Lease term
Intangible Assets
      Specifically identifiable intangible assets, which consist of licenses and trademarks, are reported at cost, net of accumulated amortization (see Notes 4 and 5). These intangible assets are being amortized over their estimated useful lives, which range from one to seven years, at amortization rates that are proportional to each license’s estimated economic benefit to the Company. The carrying value of these intangible assets is reviewed annually by the Company, or more frequently when indicators of impairment are present, in accordance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (SFAS 144).
      In performing its review of the recoverability of long-lived assets, including intangible assets, the Company considers several factors. These factors include the expected cash flows that an asset is expected to generate over its estimated economic life. The Company also considers whether there have been significant changes in legal factors or the overall business climate that could affect the underlying value of an asset, or whether there is an expectation that the asset will be sold or disposed of before the end of its originally

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
estimated useful life. If, as a result of examining any of these factors, the Company concludes the carrying value of the intangible assets exceeds the estimated fair value of that asset, the Company will record an impairment charge and reduce the carrying value of that asset to its estimated fair value.
Income Taxes
      As a limited liability company, no federal income taxes are payable by the Company, and none has been provided for in the accompanying financial statements. The members include their respective share of the Company’s profits or losses in their respective tax returns, and the members are individually liable for federal income taxes on their share of the Company’s earnings. Provision has been made for income taxes due to certain states that do not recognize limited liability status for tax purposes. Deferred state taxes reflect the net tax affects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for state income tax purposes.
      As more fully describe in Note 10, the Company makes distributions to the members for, among other reasons, income taxes payable by the members due to their proportionate share of the Company’s net income.
Concentration of Credit Risk
      Financial instruments, which are stated at fair value, that potentially subject the Company to credit risk consist of trade receivables. Such credit risk is limited due to the large number of customers and their dispersion across many geographic areas. A significant amount of accounts receivable is primarily from large retail institutions and, as a result, the Company generally does not require collateral from its customers. The Company had one customer that accounted for 11% of accounts receivable at December 31, 2004. A different customer accounted for 13% of accounts receivable at December 31, 2003.
Disclosures about Segments of an Enterprise
      SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments and establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance. The Company has determined that it conducts its operations in one segment, the sale of footwear, with all operations in the United States. The Company’s largest customer accounted for 14% of sales in 2004 and 16% of sales in 2003 and 2002.
Recent Accounting Pronouncement
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs — an amendment of ARB No. 43, Chapter 4 (SFAS 151). SFAS 151 is the result of a broader effort by the FASB to improve the comparability of cross-border financial reporting by working with the International Accounting Standards Board (IASB) toward development of a single set of high-quality accounting standards. The FASB and the IASB noted that ARB 43, Chapter 4 and IAS 2, “Inventories,” require that abnormal amounts of idle freight, handling costs, and wasted materials be recognized as period costs; however, the Boards noted that differences in the wording of the two standards could lead to inconsistent application of those similar requirements. The FASB concluded that clarifying the existing requirements in ARB 43 by adopting language similar to that used in IAS 2 is consistent with its goals of improving financial reporting in the United States and promoting convergence of accounting standards internationally. Adoption of SFAS 151 is required for fiscal years beginning after June 15, 2005. The provisions of SFAS 151 will be applied prospectively. The Company is currently in the process of evaluating the impact that SFAS 151, but does not believe it will have a material impact on the results of operations and financial position of the Company.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Financial Instruments
      In 2004, the Company began using forward exchange contracts to manage some of its foreign currency exposure on merchandise purchased in Euros. The forward exchange contracts entered into by the Company do not meet hedge accounting criteria as defined by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, and, accordingly, are marked to market each period, with the resulting gains or losses recognized in other expense. There were forward exchange contracts outstanding at December 31, 2004 with a notional value of 594,822 Euros or $831,000, which approximates fair value.

4.	Business Combinations
      Effective February 14, 2004, the Company acquired the U.S. wholesale and retail operations of Intershoe, Inc. (Intershoe) to expand its portfolio of brands. Intershoe designs, imports and markets women’s and men’s footwear to retailers throughout North America, primarily under the Via Spiga and Nickels tradenames. In addition, Intershoe sells products through Via Spiga retail stores. Fourteen store leases were assigned to the Company based on terms of the asset purchase agreement. The acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. The purchase price, including acquisition costs, was approximately $22.3 million. The gross purchase price was funded through $16.1 million of cash and a $6.2 million Seller Note. The results of Intershoe’s operations have been included in the accompanying consolidated financial statements since the date of the acquisition.
      All acquired assets and assumed liabilities of Intershoe’s U.S. wholesale and retail businesses have been recorded in the Company’s consolidated balance sheets based on their estimated fair values at the date of acquisition, taking into account required purchase accounting adjustments. Identifiable intangible assets approximated $6.6 million for trademarks that have an indefinite life and $359,019 for licensor contracts that are being amortized over the contract lives. Accumulated amortization of such contracts was approximately $334,000 at December 31, 2004. The following represents the allocation of the purchase price:

Current assets	$21,298,932
Trademarks	6,614,738
Property, plant and equipment	1,552,910
License contracts	359,019
Deferred financing fees	152,179
Current liabilities	(7,679,864)

Total	$22,297,914

      The pro forma effect of the acquisition on the combined results of operations for fiscal 2004 was not material as Intershoe was acquired in February 2004. If the acquisition had occurred at the beginning of fiscal 2003, unaudited pro forma net revenue would have been $156,256,000 and unaudited pro forma net income would have been $12,530,000. The pro forma information does not necessarily reflect the results of operations that would have occurred had the Company and Intershoe operated as a single entity during such period.

5.	Acquisition of Etienne Aigner License
      On September 15, 2003, the Company entered into an exclusive, seven-year licensing agreement with Etienne Aigner, Inc. (Aigner) to market and sell products bearing certain trademarks owned by Aigner. The agreement will automatically extend for an additional seven years, unless earlier terminated. Under the agreement, the Company is required to pay Aigner a royalty fee, an advertising fee and a licensee advertising fee, all as stated as percentages of net sales of the licensed products. Regardless of the level of licensed product sales, the agreement provides for a minimum royalty, advertising fee and licensee advertising fee.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
During December 2004, the license agreement was amended with respect to the fee schedule. The minimum fees, as amended, are as follows:

			Licensee
Year Ending December 31,	Royalties	Advertising	Advertising

2004	$2,500,000	$250,000	$250,000
2005	2,337,500	233,750	233,750
2006	2,615,500	261,550	261,550
2007	2,844,025	284,402	284,402
2008	3,232,575	323,257	323,257
2009	3,276,700	327,670	327,670
2010	3,315,700	331,570	331,570

Total	$20,122,000	$2,012,199	$2,012,199

      The agreement provided that the 2004 minimum royalty fees of $2,500,000 were required to be paid prior to December 31, 2003, and are included in prepaid royalties at December 31, 2003.
      As part of the license agreement, the Company purchased $5.5 million of existing inventory and $400,000 of property, plant and equipment. In addition, the Company agreed to assume certain obligations, including a real estate lease (see Note 8), and incurred transaction costs that collectively totaled approximately $3.1 million. These costs were capitalized as part of the license value and are being amortized over the term of the license agreement. In November 2004, the Company subleased the space assumed in connection with the license agreement and was able to finalize the lease obligation. As a result, the Company increased the license value and the respective lease obligation by $341,620. Accumulated amortization was approximately $414,000 at December 31, 2004.
      The Company also entered into a services agreement with Aigner that required monthly payments of approximately $242,000, that was terminated in October 2004.

6.	Related-Party Transactions
      The Company has an exclusive licensing agreement with Fashion Shoe Licensing LLC (the Licensor), an affiliate of Pentland, a member of Holdings, to market and sell products bearing certain trademarks owned by Licensor. Under the agreement, that expires December 31, 2019, the Company pays the Licensor a royalty based on net sales of the licensed products in the United States, Canada, and Mexico.
      Effective January 1, 2002, as a result of making certain minimum royalty payments to the Licensor, the Company obtained a 25% interest in the Licensor without additional consideration. As the Licensor’s operations are generally limited to royalty payments made by the Company under the agreement described above, the Company’s share of the Licensor income was recorded as a reduction to royalty expense in the accompanying statements of income and not as income from an equity investment.
      In connection with the May 20, 2003 transactions described in Note 1, the licensing agreement was amended such that the Company no longer owned a 25% interest in the Licensor and, therefore, royalty expense is recorded without benefit of such reduction effective May 20, 2003. During 2004, 2003 and 2002, royalty expense approximated $6,209,000, $5,426,000 and $5,613,000, respectively, and was included in the cost of product revenue.
      The Company had a facilities lease obligation with R & L Realty Trust, which is affiliated with one of the members of Holdings. The lease was terminated in June 2004 when the property was sold to an independent party. The lease required annual rent of $270,000 through 2005.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company utilizes the services of an agent in Taiwan to assist with generating commission income. Prior to May 20, 2003, this agent was an affiliate of one of the shareholders of BICO. The commission income earned from transactions associated with this entity approximated $4,800,000 and $3,100,000 for the years ended December 31, 2003 and 2002, respectively.
      As described in Note 8, the Company has notes payable to BICO, that, in turn, has notes payable to two officers and its commission agent in Taiwan.
      In 2004, the Company began utilizing the services of an affiliate of one of the members of the Company for sourcing products in China. Payments made to this agent for the year ended December 31, 2004 were $4,483,000.

7.	Property, Plant and Equipment
      At December 31, 2004 and 2003, property, plant and equipment consisted of the following:

	2004	2003

Office furniture and equipment	$1,233,786	$1,181,930
Machinery and equipment	580,095	400,284
Computer software	354,190	285,182
Leasehold improvements	2,437,141	868,522

	4,605,212	2,735,918
Less accumulated depreciation	1,610,301	1,698,186

Property, plant and equipment net	$2,994,911	$1,037,732

8.	Notes Payable
      At December 31, 2004 and 2003, notes payable consisted of the following:

	2004	2003

Bank term loan	$7,697,207	$8,833,333
Note payable to Intershoe	5,976,794	—
Notes payable to BICO	3,000,000	3,000,000
Other notes payable	225,388	267,244

	16,899,389	12,100,577
Less current portion	5,408,204	2,041,856

	$11,491,185	$10,058,721

Bank Term Loan
      In June 2001, the Company borrowed $6,000,000 from a bank under a term loan payable in 35 monthly installments of $125,000 and a balloon payment totaling $1,625,000 in June 2004. Interest was payable monthly at the current prime rate plus .5% (4.75% December 31, 2002) on the outstanding balance.
      In May 2003, the Company refinanced the term loan and borrowed $10,000,000 under a new bank term loan payable in 60 monthly installments of $166,667. On each anniversary of the term loan agreement, the Company may be required to remit an additional principal payment equal to the excess of the Company’s annual cash flow over specific cash disbursements, all defined as Excess Cash Flow in the agreement. Proceeds from the loan were used to repay the existing bank term loan balance, related party notes outstanding at the time, and to fund, in part, the distributions to members of Holdings described below.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In March 2004, the Company amended the term loan agreement and was advanced an additional $5,000,000 for a total term loan availability of $15,000,000. The outstanding balance of the term loan after the advance was $13,333,333. In May 2004, the Company made an additional $3,233,125 principal payment under the Excess Cash Flow requirement noted above. The balance at December 31, 2004 is payable in monthly installments of $267,000 through May 2007. Interest is payable monthly on the outstanding balance at the bank’s base margin rate plus 1% or the Libor rate plus 3.5% (6% at December 31, 2004).

Note Payable to Intershoe
      In conjunction with the purchase of Intershoe in 2004, the Company issued a non-interest bearing promissory note in the amount of $6,173,292. Principal in the amount of $2,173,292 is due on March 11, 2005 and the remainder is due on March 11, 2006. The note discount of $392,120 (4% interest rate) is being amortized over the life of the note. In 2004 amortization expense was $195,622 and is included in interest expense.

Notes Payable to BICO
      In connection with the transactions on May 20, 2003, as described in Note 1, the Company issued notes totaling $3,000,000 for a portion of the purchase price. The notes provide for monthly interest payments of $11,666 through maturity in May 2006 and bear interest at a weighted-average interest rate of 4.7% per annum. The notes are unsecured and subordinate to all other Company debt.

Other Notes Payable
      In connection with the formation of BFG in 1998, the Company issued subordinated notes totaling $8,000,000 payable to Pentland and $3,500,000 payable to other members of BFG. The notes bore no interest through November 13, 2001, at which date, interest of 8% began accruing. At that time, using proceeds of the term loan and line of credit described above, the Company prepaid approximately $8,625,000 of the principal of these notes. As a result of this prepayment, the required monthly payments beginning in December 2001 were approximately $125,000. By May 2003, all such notes had been repaid.
      Other notes payable at December 31, 2004 and 2003 consist of a note payable to the landlord of one of the Company’s warehouse facilities for leasehold improvements funded by the landlord. The note was issued in 2002 in the amount of $330,000. Monthly payments of approximately $5,000 representing principal and interest at 8% per annum are due each month through maturity in May 2009.
      Approximate annual maturities of notes payable at December 31, 2004 are as follows:

2005	$5,408,000
2006	10,071,000
2007	1,342,000
2008	58,000
2009	20,000

$16,899,000

      All of the notes payable are subordinated to borrowings under the Company’s line of credit arrangement described in Note 9.
      Debt issuance costs of $551,000 are being amortized on the straight-line method over the five-year bank term loan. Accumulated amortization is $159,824 and $51,625 at December 31, 2004 and 2003, respectively.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Line of Credit
      Effective June 30, 2004, the Company amended its existing line of credit arrangement to include various credit facilities up to $40,000,000, subject to certain collateral calculations and financial covenants as defined in the agreement, through May 20, 2008.
      The maximum availability in excess of amounts outstanding as of December 31, 2004 was approximately $10,817,000. Advances under this agreement are secured by all assets of the Company. Interest is payable monthly at the bank’s base margin rate (5%, 4%, and 4.25% at December 31, 2004, 2003 and 2002, respectively) on the outstanding balance.
      The line of credit and bank term loan (described in Note 8) are subject to certain covenants that require the maintenance of certain financial ratios, as defined, and that limit the amount of capital expenditures, or net loss the Company may incur during specific periods. The most restrictive of these covenants requires the maintenance of a minimum debt service coverage ratio of 2.0:1. At December 31, 2004, the Company was in compliance with all covenants.
      The Company has outstanding letters of credit totaling approximately $1,605,000 at December 31, 2004, issued to landlords as security deposits for leased property and to an insurance company for a U.S. Customs Service bond.

10.	Members’ Equity
Exchange of Members’ Equity Interests
      As discussed in Note 1, on May 20, 2003, the members (owners) of BFG contributed their ownership interests to Holdings in exchange for Holdings ownership interests represented by Preferred Units and Common A Units. The following is a description of these units:
      Preferred Units are redeemable only by the Company or upon the sale of the Company or an initial public offering of the ownership of the Company (a Triggering Event). Each unit will be redeemed for $1,000 plus accrued, but unpaid, dividends at an annual rate of 12% compounded daily. The Preferred Units have preference in a liquidation of the Company for the same value as a redemption. Dividends in arrears, net of income tax distributions (see below), was $2,642,000 at December 31, 2004.
      Common A Units have no special or preferential rights or privileges and, in effect, represent the underlying equity ownership of the Company. There are three classes of Common A Units, A-1, A-2 and A-3. One class of Common A Units, A-3, may be forfeited, in whole or in part, if, upon a Triggering Event, the value of the Company does not equal certain predetermined, minimum thresholds. Based upon the anticipated sale of the Company discussed in Note 14, no A-3 Common Units will be forfeited.
      The following Preferred and Common A Units were issued in exchange for the BFG members’ units:

Preferred Units	20,819
Common A Units
A-1	121,562
A-2	1,188,038
A-3	145,688
      At the same time, the former BFG owners sold some or all of their ownership interests to Heritage and the Company repurchased 455,288 A-2 Units for $15,714,043.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Common B Units

      At the time of the establishment of Holdings, the Company granted 20,408 Common B Units to certain key employees who previously held no ownership interests in BFG. The Company granted an additional 3,732 Common B Units in 2004. The Common B Units are redeemable for cash based upon the value of the Company at a Triggering Event in excess of the value of the Company at the grant date of the Common B Units. If the unit holder ceases to be an employee before such a Triggering Event, the value of a unit will be based upon a formula utilizing the historical operating results of Holdings. As a result, the Common B Units are considered to be equivalent to equity appreciation rights and their current value ($1,871,951 at December 31, 2004) has been charged to general and administrative expense as incentive compensation in the accompanying financial statements. The Common B Units had no value at December 31, 2003.
Income Tax Distributions
      As stated in Note 2, the Company is a limited liability company and has no obligation to pay federal income taxes, as well as many, but not all, state income taxes. As a result, based upon terms and conditions included in the Holdings ownership agreement, the members of Holdings are entitled to distributions from the Company for individual federal and state income tax liabilities. Moreover, even though the Preferred Unit dividend is payable only under certain circumstances noted above, the annual dividend is considered income to the holders for income tax purposes. Accordingly, the Holdings ownership agreement requires the Company to annually distribute the estimated income tax liability for such dividends, currently 42.5% of the dividend value. In January 2005, the Company made additional distributions totaling $1.9 million related to estimated income taxes payable by the members for the year ended December 31, 2004.
Additional Contributions
      In connection with the Intershoe acquisition (see Note 4), the members agreed to contribute $9,000,000 of additional capital to Holdings. As a result, the Company issued an additional 3,806 Preferred Units for $3,806,000, and an additional 182,816 Common A units for $5,194,000. At December 31, 2004, BICO owed $530,207 of such contribution, which is recorded as a unit subscription receivable in members’ equity in the accompanying financial statements.

11.	Retirement Plan
      The Company has a 401(k) retirement plan covering substantially all employees. Under the terms of the plan, the Company matches a percentage of an employee’s contributions, up to a certain percent of the employee’s salary. The Company contributed approximately $164,000, $128,000 and $131,000 to the plan for the years ended December 31, 2004, 2003 and 2002, respectively.

12.	Cash Flow Information
      During 2004, 2003 and 2002, the following approximate cash payments were made:

	2004	2003	2002

Interest	$2,066,000	$967,000	$935,000
Income taxes	745,000	782,000	829,000

13.	Commitments
Leases
      The Company is obligated under several operating leases for automobiles, as well as various lease agreements for office space, retail locations, office equipment and showroom facilities. All of the leases are

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operating leases that expire at various times through 2013. Most of the facilities leases contain renewal options and provide for payments of minimum annual rentals plus additional payments for taxes, utilities and maintenance. The most significant leases are those for showroom facilities, which is a 16-year lease with no renewal option, one of the retail locations, which is a ten-year lease with an option to renew for another five years and the corporate headquarters lease, which is a seven-year lease with an option to renew for another five years.

      For leases with initial or remaining noncancelable terms in excess of one year as of December 31, 2004, the future annual minimum payments are as follows:

2005	$4,361,000
2006	4,323,000
2007	4,185,000
2008	3,927,000
2009	3,162,000
Thereafter	7,068,000

$27,026,000

      The above schedule includes future payments, net of sublease rental income, required under the accrued lease obligation assumed in the Aigner license agreement (see Note 5). Rent expense under these agreements approximated $3,706,000, $1,236,000, and $1,060,000 for the years ended December 31, 2004, 2003 and 2002, respectively.
Executive Compensation
      On May 20, 2003, employment agreements were entered into with key executives. In addition to annual salary and performance bonus amounts, the executives will receive aggregate annual payments of $1,250,000 on each of the first two anniversaries of the agreement. At December 31, 2004 and 2003, accrued expenses included $729,000 for such payments.

14.	Subsequent Event
      On March 14, 2005, the Company signed a definitive agreement to be acquired by Brown Shoe Company, Inc. for $205 million. The transaction is expected to close in April 2005.